Exhibit 10.1
FOURTH AMENDMENT
FOURTH AMENDMENT, dated as of July 6, 2026 (this “Amendment”), by and among VOYAGER TECHNOLOGIES, INC., a Texas corporation (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, in connection with that certain Credit Agreement, dated as of May 30, 2025 (as amended by the First Amendment, dated as of September 18, 2025, the Second Amendment, dated as of October 22, 2025, the Third Amendment, dated as of November 10, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”, and as amended by this Amendment, the “Amended Credit Agreement”), by and among the Borrower, the other Loan Parties party thereto, the Lenders and Issuing Banks from time to time parties thereto, and the Administrative Agent.
W I T N E S E T H
WHEREAS, pursuant to Section 2.22 of the Credit Agreement, the Borrower has requested to increase the Commitments by an aggregate principal amount of $50,000,000 (the “2026 Incremental Commitments”; and the Lenders with 2026 Incremental Commitments, the “2026 Incremental Lenders”), and the Borrower, the Administrative Agent and the 2026 Incremental Lenders have agreed, upon the terms and subject to the conditions set forth herein, that the 2026 Incremental Lenders will provide such 2026 Incremental Commitments to the Borrowers;
WHEREAS, pursuant to Section 9.02(b) of the Credit Agreement, the Borrower, the Administrative Agent and Lenders constituting the Required Lenders have agreed to amend the Credit Agreement as set forth herein; and
WHEREAS, JPMorgan has been appointed and will act as the lead arranger and bookrunner for the 2026 Incremental Commitments (in such capacity, the “Fourth Amendment Lead Arranger”).
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:
SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
SECTION 2. 2026 Incremental Commitments. Subject to the terms and conditions set forth herein, each 2026 Incremental Lender listed on Annex I hereto agrees to provide to the Borrower, on the Fourth Amendment Effective Date (as defined below), a 2026 Incremental Commitment in an aggregate amount equal to the amount set forth under the heading “2026 Incremental Commitment” opposite such 2026 Incremental Lender’s name on Annex I hereto. The 2026 Incremental Commitments and the Commitments (as defined in the Credit Agreement) shall constitute a single class of Commitments and shall be subject to the following terms and conditions:
(i)For all purposes under the Amended Credit Agreement and the other Loan Documents, the 2026 Incremental Commitments shall constitute an increase of the Commitments under and as defined in the Credit Agreement and shall have the same terms as the existing Commitments (as defined in the Credit Agreement). The total Commitment of each 2026 Incremental Lender on the Fourth Amendment Effective Date after giving effect to its 2026 Incremental Commitment shall be the amount set forth under the heading “Commitment” opposite such 2026 Incremental Lender’s name on Exhibit B hereto.
(ii)(a) the 2026 Incremental Commitments shall be subject to the provisions of the Amended Credit Agreement and the other Loan Documents and shall constitute “Commitments” for all purposes under the Amended Credit Agreement and the other Loan Documents and (b) each 2026 Incremental Lender (if such 2026 Incremental Lender is not already a Lender under the Credit Agreement prior to the effectiveness of this Amendment) shall become a Lender with respect to the 2026 Incremental Commitments and all matters relating thereto and shall have all of the rights and obligations of a Lender holding a Commitment.
(iii)On the Fourth Amendment Effective Date, (x) each relevant 2026 Incremental Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to the 2026 Incremental Commitments and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, (y) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the Fourth Amendment Effective Date (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03 of the Credit Agreement); provided, that with respect to this subclause (y), the prepayment to, and borrowing from, any Lender may in the Administrative Agent’s discretion be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender, and (z) each Lender immediately prior to the Fourth Amendment Effective Date will automatically and without further act be deemed to have assigned to each relevant 2026 Incremental Lender, and each relevant 2026 Incremental Lender will automatically and without further act be deemed to have assumed a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Lenders’ (including each 2026 Incremental Lender’s) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Applicable Percentage (after giving effect to the 2026 Incremental Commitments). It is understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in the Amended Credit Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (y) of the second preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Period.
SECTION 3. Amendments to the Credit Agreement. Effective as of the Fourth Amendment Effective Date (as defined below):
(i)the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the single-underlined text (indicated textually in the same manner as the following example: single-underlined text) as set forth in Exhibit A attached hereto pursuant to and in accordance with the terms and conditions set forth in this Fourth Amendment and the Credit Agreement;
(ii)Schedule 2.01 to the Credit Agreement is amended and restated in its entirety as set forth in Exhibit B attached hereto;
(iii)Schedule 6.01 to the Credit Agreement is amended and restated in its entirety as set forth in Exhibit C attached hereto;
(iv)Schedule 6.02 to the Credit Agreement is amended and restated in its entirety as set forth in Exhibit D attached hereto; and
(v)Schedule 6.04 to the Credit Agreement is amended and restated in its entirety as set forth in Exhibit E attached hereto.
SECTION 4. Condition to Effectiveness. This Amendment shall become effective on and as of the date (the “Fourth Amendment Effective Date”) of satisfaction of the following conditions:
2

(i)the Administrative Agent shall have received executed counterparts of this Amendment from the Borrower, each other Loan Party, the Administrative Agent, each 2026 Incremental Lender, the Swingline Lender, each Issuing Bank and Lenders constituting the Required Lenders;
(ii)the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Fourth Amendment Effective Date) of Morgan, Lewis & Bockius LLP, counsel for the Loan Parties, and Fennemore Craig, P.C., special Nevada counsel for the Loan Parties, and covering such other matters relating to the Loan Parties, this Amendment or the other Loan Documents as the Administrative Agent shall reasonably request;
(iii)the Administrative Agent shall have received: (i) a copy of each organizational or constitutional document of each Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) incumbency certificates of the officers of the Loan Parties executing the Loan Documents to which it is a party as of the Fourth Amendment Effective Date; (iii) resolutions of the board of directors (or, if applicable, shareholders) or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which such Loan Party is a party as of the Fourth Amendment Effective Date and certified as of the Fourth Amendment Effective Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of each Loan Party’s respective jurisdiction of incorporation, organization or formation dated as of a recent date prior to the Fourth Amendment Effective Date;
(iv)The Administrative Agent shall have received a solvency certificate executed and delivered by a Financial Officer of the Borrower on the Fourth Amendment Effective Date, substantially in the form of Exhibit H of the Credit Agreement;
(v)(A) the Administrative Agent shall have received at least five (5) days prior to the Fourth Amendment Effective Date, all documentation and other information with respect to the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent shall have reasonably requested in writing of the Borrower at least ten (10) days prior to the Effective Date and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Fourth Amendment Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Fourth Amendment Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this clause (B) shall be deemed to be satisfied);
(vi)the representations and warranties of the Borrower and each Loan Party set forth in the Credit Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the Fourth Amendment Effective Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all materials respects (or all respects, as applicable) as of such earlier date);
(vii)on and as of the Fourth Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing;
(viii)the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that each of the conditions specified in clauses (vi) and (vii) of this Section 4 has been satisfied;
(ix)the Borrower shall have paid (or cause to have been paid) a non-refundable consent fee to the Administrative Agent, for the account of each Lender under the Credit Agreement that consents to the Amendment, in an amount equal to 0.05% of such Lender’s outstanding Commitment under the Credit Agreement in effect immediately prior to the Fourth Amendment Effective Date; and
3

(x)the Administrative Agent shall have received all fees due and payable on or prior to the Fourth Amendment Effective Date, and, to the extent invoiced at least one (1) day prior to the Fourth Amendment Effective Date, shall have been reimbursed for all out of pocket expenses (including reasonable legal fees and expenses) required to be reimbursed or paid by the Borrower in connection herewith.
SECTION 5. Representations and Warranties. The Borrower and each other Loan Party each hereby represents and warrants to the Lenders, on and as of the Fourth Amendment Effective Date, that:
(i)The representations and warranties of the Borrower and each Loan Party set forth in the Credit Agreement are true and correct in all material respects (except that such materiality qualifier is not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the Fourth Amendment Effective Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty was true and correct in all materials respects (or all respects, as applicable) as of such earlier date); and
(ii)No Default or Event of Default has occurred and is continuing.
SECTION 6. Continuing Effect; No Novation.
(i)Except as expressly amended, waived or modified hereby, the Loan Documents shall continue to be and shall remain in full force and effect in accordance with their respective terms. This Amendment shall not constitute an amendment, waiver or modification of any provision of any Loan Document not expressly referred to herein and shall not be construed as an amendment, waiver or modification of any action on the part of the Borrower or the other Loan Parties that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein, or be construed to indicate the willingness of the Administrative Agent or the Lenders to further amend, waive or modify any provision of any Loan Document amended, waived or modified hereby for any other period, circumstance or event. Except as expressly modified by this Amendment, Loan Documents are ratified and confirmed and are, and shall continue to be, in full force and effect in accordance with their respective terms. Except as expressly set forth herein, each Lender and the Administrative Agent reserves all of its rights, remedies, powers and privileges under the Credit Agreement, the other Loan Documents, applicable law and/or equity. Any reference to “this Agreement” in the Credit Agreement or the “Credit Agreement” in any Loan Document or any related documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment and the term “Loan Documents” in the Amended Credit Agreement and the other Loan Documents shall include this Amendment.
(ii)Neither this Amendment nor the execution, delivery or effectiveness of this Amendment shall extinguish the obligations outstanding under the Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement, which shall remain in full force and effect. Nothing implied in this Amendment, the Amended Credit Agreement, the Collateral Documents, the other Loan Documents or in any other document contemplated hereby or thereby shall be construed as a release or other discharge of any of Borrower or any other Loan Party from any of its obligations and liabilities as a “Borrower,” “Guarantor,” or “Loan Party,” under the Credit Agreement or any other Loan Document. Each of the Credit Agreement, the Collateral Documents and the other Loan Documents shall remain in full force and effect, until (as applicable) and except to any extent expressly modified hereby.
(iii)Each Loan Party hereby approves and consents to the amendments contemplated by this Amendment and the Amended Credit Agreement and agrees that its obligations under the Credit Agreement and the other Loan Documents to which it is a party shall not be extinguished or diminished as a result of the execution of this Amendment or the consummation of the transactions contemplated by this Amendment and the Amended Credit Agreement. Each Loan Party acknowledges and agrees that all of the Liens and security interests created and arising under any Loan Document remain in full force and effect and continue to secure its Obligations unimpaired, uninterrupted and undischarged, regardless of
4

the effectiveness of this Amendment and the consummation of the transactions contemplated by this Amendment and the Amended Credit Agreement.
(iv)This Amendment shall constitute, and be deemed to be, a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 7. Entire Agreement. This Amendment, the Amended Credit Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Amended Credit Agreement or the other Loan Documents.
SECTION 8. Amendments; Execution in Counterparts. This Amendment, or any of the terms hereof, may not be amended, supplemented or modified, nor may any provision hereof be waived, except pursuant to a writing signed by the Borrowers, the Administrative Agent and the Required Lenders. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Section 9.06 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.
SECTION 9. GOVERNING LAW; WAIVER OF JURY TRIAL.
(i)THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(ii)EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10. Jurisdiction; Consent to Service of Process. The jurisdiction and service of process provisions of Section 9.09 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
[Remainder of page intentionally left blank]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.
VOYAGER TECHNOLOGIES, INC.,
as the Borrower
By:    /s/ Felipe De Sousa
Name:    Felipe De Sousa
Title:    Chief Financial Officer
VOYAGER WORKFORCE, LLC, as a Guarantor

By: VOYAGER TECHNOLOGIES, INC., as sole member and member-manager

By:    /s/ Felipe De Sousa
Name:    Felipe De Sousa
Title:    Chief Financial Officer
VOYAGER VENTURES, LLC, as a Guarantor

By: VOYAGER TECHNOLOGIES, INC., as sole member and member-manager

By:    /s/ Felipe De Sousa
Name:    Felipe De Sousa
Title:    Chief Financial Officer
VOYAGER SPACE SERVICES, LLC, as a Guarantor

By: VOYAGER TECHNOLOGIES, INC., as sole member and member-manager

By:    /s/ Felipe De Sousa
Name:    Felipe De Sousa
Title:    Chief Financial Officer
VOYAGER SPACE SCIENCE PARK, LLC, as a Guarantor

By: VOYAGER TECHNOLOGIES, INC., as sole member and member-manager

By:    /s/ Felipe De Sousa

Name:    Felipe De Sousa
Title:    Chief Financial Officer
VOYAGER SPACE EXPLORATION, LLC, as a Guarantor

By: VOYAGER TECHNOLOGIES, INC., as sole member and member-manager

By:    /s/ Felipe De Sousa
Name:    Felipe De Sousa
Title:    Chief Financial Officer
VALLEY TECH SYSTEMS, INC., as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    President
SPACE MICRO, INC., as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    President
XO MARKETS HOLDINGS, INC., INC., as a Guarantor

By:    /s/ Mary Blomer-Santos
Name:    Mary Blomer-Santos
Title:    Chief Financial Officer
NANORACKS LLC, as a Guarantor

By: XO MARKETS HOLDINGS, INC., as sole member and member-manager

By:    /s/ Mary Blomer-Santos
Name:    Mary Blomer-Santos
Title:    Chief Financial Officer
XO AIRLOCK, LLC, as a Guarantor

By: XO MARKETS HOLDINGS, INC., as sole member and member-manager

By:    /s/ Mary Blomer-Santos
Name:    Mary Blomer-Santos
Title:    Chief Financial Officer
DREAMUP, PBC, as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    President
ZIN TECHNOLOGIES, INC., as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    President
LEOCLOUD INC., as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    President
OPTICAL PHYSICS COMPANY, as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    President
VOYAGER ENERGETICS, INC., as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    Chief Financial Officer and President
ELECTROMAGNETIC SYSTEMS, INC., as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    Chairman and President
EXOTERRA RESOURCE, LLC, as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    President
GOEX INDUSTRIES, LLC, as a Guarantor

By:    /s/ Matt Magaña
Name:    Matt Magaña
Title:    President
JPMORGAN CHASE BANK, N.A., as the Administrative Agent, the Swingline Lender, a Lender and Issuing Bank
By:    /s/ Melissa Bazal
Name:    Melissa Bazal
Title:    Authorized Signer
BARCLAYS BANK PLC, as a Lender
By:    /s/ Sean Duggan
Name:    Sean Duggan
Title:    Director
FIRST-CITIZENS BANK & TRUST COMPANY, as a Lender
By:    /s/ Haley Dotter
Name:    Haley Dotter
Title:    Vice President
KEYBANK NATIONAL ASSOCIATION, as a Lender
By:    /s/ Allyn A. Coskun
Name:    Allyn A. Coskun
Title:    Senior Vice President
TEXAS CAPITAL BANK, as a Lender
By:    /s/ Beau Beattie
Name:    Beau Beattie
Title:    Vice President

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a 2026 Incremental Lender and a Lender
By:    /s/ Mike Tkach
Name:    Mike Tkach
Title:    Authorized Signatory
STIFEL BANK, as a Lender
By:    /s/ Samuel Wogan
Name:    Samuel Wogan
Title:    Senior Vice President
BANK OF AMERICA, N.A., as a 2026 Incremental Lender and a Lender
By:    /s/ Jan Stein
Name:    Jan Stein
Title:    Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender
By:    /s/ Fru Ngwa
Name:    Fru Ngwa
Title:    Vice President

UBS AG, STAMFORD BRANCH, as a 2026 Incremental Lender and a Lender
By:    /s/ Blake Caruso
Name:    Blake Caruso
Title:    Director

By:    /s/ Massimo Ippolito
Name:    Massimo Ippolito
Title:    Associate Director

Amended Credit Agreement
[See attached.]

CREDIT AGREEMENT
dated as of
May 30, 2025
among
VOYAGER TECHNOLOGIES, INC.,
as the Borrower,
THE OTHER LOAN PARTIES PARTY HERETO,
THE LENDERS PARTY HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________
JPMORGAN CHASE BANK, N.A.,
BARCLAYS BANK PLC,
KEYBANK NATIONAL ASSOCIATION, AND
~~TEXAS CAPITAL BANK~~
TCBI SECURITIES, INC.
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

	Page

ARTICLE I DEFINITIONS		1

SECTION 1.01 Defined Terms		1
SECTION 1.02 Classification of Loans and Borrowings	~~43~~	44
SECTION 1.03 Terms Generally	~~43~~	44
SECTION 1.04 Accounting Terms; GAAP	~~44~~	45
SECTION 1.05 Status of Obligations	~~44~~	46
SECTION 1.06 Interest Rates; Benchmark Notification	~~44~~	46
SECTION 1.07 Pro Forma Calculations	~~45~~	46
SECTION 1.08 [Intentionally Omitted]	~~45~~	46
SECTION 1.09 Letter of Credit Amounts	~~45~~	46
SECTION 1.10 Divisions	~~45~~	46
SECTION 1.11 Currency Translation	~~45~~	47

ARTICLE II THE CREDITS	~~45~~	47

SECTION 2.01 Revolving Commitments	~~45~~	47
SECTION 2.02 Loans and Borrowings	~~46~~	47
SECTION 2.03 Requests for Revolving Borrowings	~~46~~	48
SECTION 2.04 [Intentionally Omitted]	~~47~~	48
SECTION 2.05 Swingline Loans	~~47~~	49
SECTION 2.06 Letters of Credit	~~49~~	50
SECTION 2.07 Funding of Borrowings	~~53~~	55
SECTION 2.08 Interest Elections	~~54~~	55
SECTION 2.09 Termination and Reduction of Commitments	~~55~~	56
SECTION 2.10 Repayment of Loans; Evidence of Debt	~~56~~	57
SECTION 2.11 Prepayment of Loans	~~56~~	58
SECTION 2.12 Fees	~~57~~	58
SECTION 2.13 Interest	~~58~~	59
SECTION 2.14 Alternate Rate of Interest	~~59~~	60
SECTION 2.15 Increased Costs	~~61~~	62
SECTION 2.16 Break Funding Payments	~~62~~	63
SECTION 2.17 Payments Free of Taxes	~~62~~	64
SECTION 2.18 Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Setoffs	~~66~~	67
SECTION 2.19 Mitigation Obligations; Replacement of Lenders	~~68~~	69
SECTION 2.20 Defaulting Lenders	~~69~~	70
SECTION 2.21 [Intentionally Omitted]	~~71~~	72
SECTION 2.22 Expansion Option; Incremental Facilities	~~71~~	72
SECTION 2.23 Banking Services and Swap Agreements	~~72~~	74

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ARTICLE III REPRESENTATIONS AND WARRANTIES	~~73~~	74

SECTION 3.01 Organization; Powers	~~73~~	74
SECTION 3.02 Authorization; Enforceability	~~73~~	74
SECTION 3.03 Governmental Approvals; No Conflicts	~~73~~	75
SECTION 3.04 Financial Condition; No Material Adverse Change	~~73~~	75
SECTION 3.05 Properties; Intellectual Property	~~74~~	75
SECTION 3.06 Litigation and Environmental Matters	~~74~~	76
SECTION 3.07 Compliance with Laws and Agreements	~~75~~	76
SECTION 3.08 Investment Company Status	~~75~~	76
SECTION 3.09 Taxes	~~75~~	76
SECTION 3.10 ERISA	~~75~~	76
SECTION 3.11 Disclosure	~~75~~	77
SECTION 3.12 No Default	~~76~~	77
SECTION 3.13 Solvency	~~76~~	77
SECTION 3.14 Insurance	~~76~~	77
SECTION 3.15 Capitalization and Subsidiaries	~~76~~	77
SECTION 3.16 Security Interest in Collateral	~~76~~	78
SECTION 3.17 Employment Matters	~~77~~	78
SECTION 3.18 Margin Regulations	~~77~~	78
SECTION 3.19 Burdensome Restrictions	~~77~~	78
SECTION 3.20 Anti-Corruption and Anti-Terrorism Laws and Sanctions	~~77~~	78
SECTION 3.21 Federal Reserve Regulations	~~77~~	79
SECTION 3.22 EEA Financial Institutions	~~78~~	79
SECTION 3.23 Plan Assets; Prohibited Transactions	~~78~~	79
SECTION 3.24 Outbound Investment Rules	~~78~~	79

ARTICLE IV CONDITIONS	~~78~~	79

SECTION 4.01 Effective Date	~~78~~	79
SECTION 4.02 Commitment Effectiveness Date	~~80~~	81
SECTION 4.03 Availability Date	~~80~~	82
SECTION 4.04 Each Credit Event	~~81~~	82

ARTICLE V AFFIRMATIVE COVENANTS	~~81~~	83

SECTION 5.01 Financial Statements and Other Information	~~82~~	83
SECTION 5.02 Notices of Material Events	~~83~~	84
SECTION 5.03 Existence; Conduct of Business	~~84~~	85
SECTION 5.04 Payment of Obligations	~~84~~	85
SECTION 5.05 Maintenance of Properties	~~84~~	86
SECTION 5.06 Books and Records; Inspection Rights	~~84~~	86
SECTION 5.07 Compliance with Laws and Material Contractual Obligations	~~85~~	86
SECTION 5.08 Use of Proceeds and Letters of Credit	~~85~~	86
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SECTION 5.09 Insurance	~~85~~	87
SECTION 5.10 Additional Subsidiaries	~~86~~	87
SECTION 5.11 Additional Collateral; Further Assurances	~~86~~	88
SECTION 5.12 Accuracy of Information	~~87~~	88
SECTION 5.13 Post-Effective Date Covenant	~~87~~	88
SECTION 5.14 Depository Banks	~~87~~	89
SECTION 5.15 Compliance with Data Protection Regulations	~~87~~	89
SECTION 5.16 Cash Management	~~88~~	89

ARTICLE VI NEGATIVE COVENANTS	~~88~~	89

SECTION 6.01 Indebtedness	~~88~~	90
SECTION 6.02 Liens	~~91~~	92
SECTION 6.03 Fundamental Changes	~~91~~	92
SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions	~~92~~	93
SECTION 6.05 Asset Sales	~~94~~	95
SECTION 6.06 Swap Agreements	~~95~~	97
SECTION 6.07 Restricted Payments; Certain Payments of Indebtedness	~~95~~	97
SECTION 6.08 Transactions with Affiliates	~~97~~	98
SECTION 6.09 Restrictive Agreements	~~97~~	99
SECTION 6.10 Financial Condition Covenants	~~98~~	99
SECTION 6.11 Amendment of Material Documents	~~99~~	100
SECTION 6.12 Outbound Investment Rules	~~99~~	100

ARTICLE VII EVENTS OF DEFAULT	~~99~~	100

ARTICLE VIII THE ADMINISTRATIVE AGENT	~~102~~	104

SECTION 8.01 Authorization and Action	~~102~~	104
SECTION 8.02 Administrative Agent’s Reliance, Indemnification, Etc.	~~105~~	106
SECTION 8.03 Posting of Communications	~~106~~	107
SECTION 8.04 The Administrative Agent Individually	~~107~~	109
SECTION 8.05 Successor Administrative Agent	~~107~~	109
SECTION 8.06 Acknowledgements of Lenders and Issuing Banks	~~108~~	110
SECTION 8.07 Collateral Matters	~~110~~	112
SECTION 8.08 Credit Bidding	~~111~~	113
SECTION 8.09 Certain ERISA Matters	~~112~~	114
SECTION 8.10 Subordination and Intercreditor Agreements	~~113~~	115
SECTION 8.11 Borrower Communications	~~114~~	115

ARTICLE IX MISCELLANEOUS	~~115~~	116

SECTION 9.01 Notices	~~115~~	116
SECTION 9.02 Waivers; Amendments	~~116~~	117
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SECTION 9.03 Expenses; Limitation of Liability; Indemnity; Damage Waiver	~~118~~	120
SECTION 9.04 Successors and Assigns	~~120~~	122
SECTION 9.05 Survival	~~124~~	125
SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution	~~124~~	126
SECTION 9.07 Severability	~~125~~	127
SECTION 9.08 Right of Setoff	~~125~~	127
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process	~~126~~	127
SECTION 9.10 WAIVER OF JURY TRIAL	~~127~~	128
SECTION 9.11 Headings	~~127~~	129
SECTION 9.12 Confidentiality	~~127~~	129
SECTION 9.13 Several Obligations; Nonreliance; Violation of Law	~~128~~	130
SECTION 9.14 USA PATRIOT Act and Beneficial Ownership	~~128~~	130
SECTION 9.15 Disclosure	~~128~~	130
SECTION 9.16 Appointment for Perfection	~~128~~	130
SECTION 9.17 Interest Rate Limitation	~~129~~	130
SECTION 9.18 No Fiduciary Duty, etc.	~~129~~	130
SECTION 9.19 [Intentionally Omitted]	~~130~~	131
SECTION 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~130~~	131
SECTION 9.21 Acknowledgement Regarding Any Supported QFCs	~~130~~	132

ARTICLE X LOAN GUARANTY	~~131~~	132

SECTION 10.01 Guaranty	~~131~~	132
SECTION 10.02 Guaranty of Payment	~~131~~	133
SECTION 10.03 No Discharge or Diminishment of Loan Guaranty	~~131~~	133
SECTION 10.04 Defenses Waived	~~132~~	133
SECTION 10.05 Rights of Subrogation	~~132~~	134
SECTION 10.06 Reinstatement; Stay of Acceleration	~~132~~	134
SECTION 10.07 Information	~~133~~	134
SECTION 10.08 Termination	~~133~~	134
SECTION 10.09 Taxes	~~133~~	135
SECTION 10.10 Maximum Liability	~~133~~	135
SECTION 10.11 Contribution	~~134~~	135
SECTION 10.12 Liability Cumulative	~~134~~	136
SECTION 10.13 Keepwell	~~135~~	136
SECTION 10.14 Release of Guarantors	~~135~~	136

-iv-

SCHEDULES:

Schedule 2.01	-	Commitments
Schedule 3.05	-	Properties; Intellectual Property
Schedule 3.06	-	Disclosed Matters
Schedule 3.14	-	Insurance
Schedule 3.15	-	Subsidiaries
Schedule 4.01(b)	-	Collateral Documents
Schedule 5.13	-	Post-Closing Covenant
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments
Schedule 6.09	-	Existing Restrictions
EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Compliance Certificate
Exhibit C	-	Joinder Agreement
Exhibit D-1	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	-	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	-	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	-	Form of Increasing Lender Supplement - Existing Lender
Exhibit F	-	Form of Augmenting Lender Supplement - New Lender
Exhibit G	-	[Intentionally Omitted]
Exhibit H	-	Form of Solvency Certificate
Exhibit I	-	Form of Note
Exhibit J	-	Form of Security Agreement
Exhibit K	-	[Intentionally Omitted]
Exhibit L	-	Form of Intercompany Note
Exhibit M	-	Form of Intercreditor Agreement
-v-

CREDIT AGREEMENT dated as of May 30, 2025 (as ~~it may be~~amended by the First Amendment, dated as of September 18, 2025, the Second Amendment, dated as of October 22, 2025, the Third Amendment, dated as of November 10, 2025, the Fourth Amendment, dated as of July 6, 2026, and as may be further amended, modified, restated, or otherwise supplemented from time to time, this “Agreement”), among VOYAGER TECHNOLOGIES, INC., a ~~Delaware~~Texas corporation, as the Borrower, the other Loan Parties party hereto, the Lenders and Issuing Banks party hereto, and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.
WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of a revolving credit facility (including a letter of credit subfacility) in an aggregate principal amount of $200,000,000 pursuant to this Agreement; and
WHEREAS, the proceeds of Borrowings hereunder will be used (x) to consummate the refinancing and replacement of the Hercules Debt and (y) for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions, capital expenditures, and other Investments and Restricted Payments, in each case, to the extent permitted under this Agreement).
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2026 Incremental Commitments” has the meaning assigned to such term in the Fourth Amendment.
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Subordination or Intercreditor Agreement” means (x) the Effective Date Intercreditor Agreement, (y) any intercreditor agreement substantially in the form of Exhibit M or otherwise reasonably acceptable to the Required Lenders or (z) any subordination agreement reasonably acceptable to the Required Lenders.
“Account” has the meaning assigned to such term in the Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Acquisition” means any transaction or series of related transactions by the Borrower or any Subsidiaries of the Borrower resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than an existing Subsidiary), or any business or division of any Person (other than an existing Subsidiary), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other Equity Interests) with ordinary voting power of any Person (other than an existing Subsidiary), or (c) the acquisition of another Person (other than an existing Subsidiary) by a merger, amalgamation or consolidation or any other combination with such Person.

“Acquisition Consideration” shall mean the sum of the purchase price for any Permitted Acquisition payable at or prior to the closing date of such Permitted Acquisition (and which, for the avoidance of doubt, shall not include any purchase price adjustment, royalty, earn-out, contingent payment, working capital adjustment or any other ~~deferred~~contingent payment of a similar nature) plus the aggregate amount of Indebtedness assumed on such date in connection with such Permitted Acquisition.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) the related Benchmark Replacement Adjustment; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) the Term SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.
“Agreement” has the meaning assigned to it in the introductory paragraph of this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to

Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to it in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any Subsidiaries of the Borrower from time to time concerning or relating to bribery or corruption, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act of 2010, as amended.
“Anti-Money Laundering Laws” means any U.S. or relevant foreign laws concerning or relating to money laundering or terrorism financing, including without limitation, the USA PATRIOT ACT, as amended, the Bank Secrecy Act of 1970, as amended, 18 U.S.C. Sections 1956 and 1957, the Beneficial Ownership Regulation, Executive Order No. 13224 on Terrorist Financing (effective September 23, 2001), and the laws administered and enforced by the U.S. Department of Treasury’s Financial Crimes Enforcement Network (FinCEN).
“Applicable Commitment Fee” means a percentage per annum equal to the applicable amount set forth under the heading “Commitment Fee” in the definition of “Applicable Rate” and as determined in accordance with that definition.
“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).
“Applicable Percentage” means, at any time with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments at such time (provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at such time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations above.
“Applicable Rate” means, for any day, with respect to any ABR Loan, Term Benchmark Loan or Commitment Fee, the percentage per annum, as determined by reference to the Liquidity of the Borrower in effect on such date as set forth below:

Level	Liquidity	Applicable Rate for ABR Loans	Applicable Rate for Term Benchmark Loans	Commitment Fee
I	> $350,000,000	1.25%	2.25%	0.25%
II	≤ $350,000,000 but > $250,000,000	1.50%	2.50%	0.275%
III	≤ $250,000,000	1.75%	2.75%	0.30%
For purposes of the foregoing,
(i)    Level III shall be deemed applicable for the period from the Effective Date until three (3) Business Days after the date that a Compliance Certificate of the Borrower is required to be delivered pursuant to Section 5.01(c) for the first full fiscal quarter ended after the Effective Date;
(ii)    if at any time the Borrower fails to deliver the Compliance Certificate required to be delivered pursuant to Section 5.01(c) on or before the date such required Compliance Certificate is due pursuant to such Section 5.01(c), Level III shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after such required Compliance Certificate is actually delivered, after which the Level shall be determined in accordance with the table above as applicable; and
(iii)    adjustments, if any, to the Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Compliance Certificate required to be delivered pursuant to Section 5.01(c) (it being understood and agreed that each change in Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).
“Approved Borrower Portal” has the meaning assigned to it in Section 8.11(a).
“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).
“Approved Fund” has the meaning assigned to it in Section 9.04(b).
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Astrobotic Acquisition” means the acquisition by the Borrower, directly or indirectly, of 100% of the Equity Interests of Astrobotic Technology, Inc.
“Augmenting Lender” has the meaning assigned to such term in Section 2.22(a).
“Availability” means an amount equal to (a) the Commitment minus (b) the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).
“Availability Date” means the first date on which the conditions specified in Section 4.03 are satisfied (or waived in accordance with Section 9.02).
“Availability Period” means the period from and including the Availability Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services and cash pooling services).
“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    the Adjusted Daily Simple SOFR; or
(b)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Voyager Technologies, Inc., a ~~Delaware~~Texas corporation.
“Borrowing” means (a) Revolving Borrowing or (b) a Swingline Borrowing.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.09.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to, for the avoidance of doubt, Section 1.04).
“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code).
“Change in Control” means (a) at any time prior to the IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Effective Date), directly or indirectly, in the aggregate, Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) at any time on and after the IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Effective Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower and the Permitted Holders shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Class A-1 Preferred Stock” means the Borrower’s Class A-1 redeemable preferred stock.

“Class B Preferred Stock” means the Borrower’s Class B preferred stock.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and other Secured Parties, to secure the Secured Obligations; provided that Collateral shall not include any Excluded Property.
“Collateral Documents” means, collectively, the Security Agreement, the Control Account Agreements and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements (including any Acceptable Subordination or Intercreditor Agreement), pledges, powers of attorney relating to any of the foregoing and collateral assignments or similar collateral documents whether heretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.
“Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01 (as amended and restated pursuant to the Fourth Amendment) opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(3), pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) any increase from time to time pursuant to Section 2.22; provided that at no time shall the Credit Exposure of any Lender exceed its Commitment. The ~~initial~~ aggregate amount of the Lenders’ Commitments ~~is $200,000,000; provided that, for the avoidance of doubt, the aggregate Commitments shall be $0 from the period from the Effective Date until the Commitment Effectiveness Date.~~as of the Fourth Amendment Effective Date is $250,000,000.
“Commitment Effectiveness Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).
“Commitment Fee” has the meaning set forth in Section 2.12(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 8.03(c).
“Competitor” means any Person (a) that is an operating company directly and primarily engaged in substantially similar business operations as the Borrower and (b) any of such Person’s subsidiaries, in each case, identified in writing to the Administrative Agent from time to time.

“Competitor Controller” means any (a) direct or indirect parent company of a Competitor to the extent reasonably identifiable on the basis of such parent’s name and (b) Person that is Controlled by such Competitor in each case identified in writing to the Administrative Agent, excluding in each case of (a) and (b) any Person that is a financial institution, a debt fund or an investment vehicle that is engaged in the business of making, purchasing, holding or otherwise investing in loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business to or of unaffiliated third parties.
“Compliance Certificate” means a certificate of a Financial Officer in substantially the form of Exhibit B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.
“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus
(a)    without duplication and, except with respect to amounts added back pursuant to clauses (xii) (solely in the case of amounts constituting the proceeds of business interruption insurance that are not already included in Consolidated Net Income) or (xv), to the extent deducted (and not added back) in determining such Consolidated Net Income for such period,
(i)    Consolidated Interest Expense (including net losses (or gains) on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, unused line fees, letter of credit fees, facing fees and bank guaranty fees), net of interest income;
(ii)    the provision for taxes based on income, revenue, profits or capital, including federal, foreign, state, local, franchise, excise, value added and similar taxes paid or accrued during such period (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations and any Tax Distributions permitted hereunder) net of any tax credits;
(iii)    depreciation expense and amortization expense;
(iv)    impairment of goodwill and other long-lived assets;
(v)    non-cash expenses (including non-cash stock and equity-based compensation expenses) for such period;
(vi)    non-recurring fees, costs and expenses incurred during such period in connection with any issuances of Equity Interests (including, without limitation, the IPO, but for the avoidance of doubt, excluding ongoing public company costs following the IPO), any Permitted Acquisitions, sale of assets outside the ordinary course of business, Restricted Payments permitted under Section 6.06, any Indebtedness permitted under Section 6.01 (including fees, costs and expenses associated with any call spread, capped call, Permitted Bond Hedge

Transaction, Permitted Prepaid Forward or Permitted Warrant Transaction entered into with respect to any Convertible Indebtedness, whether or not successful and including any refinancing thereof) and Investments permitted under Section 6.04, whether consummated or not consummated, during such period; provided, that amounts added back in the determination of Consolidated EBITDA pursuant to this clause (vi) shall not exceed $5,000,000 for any Test Period; provided further that such limitation shall not apply if such expenses are funded with the net cash proceeds of capital contributions to, and issuance of Qualified Equity Interests by, the Borrower to persons other than its Subsidiaries;
(vii)    any loss from any sale of long-lived assets outside the ordinary course of business;
(viii)    non-recurring fees and expenses incurred during such period in connection with the Loan Documents;
(ix)    extraordinary, unusual or non-recurring losses or expenses;
(x)    the amount of severance costs and earn-out obligations in connection with any Permitted Acquisition, disposition, restructuring, cost savings initiative, or other similar initiative;
(xi)    the amount of fees, costs, prepayment premiums and expenses previously paid in cash and capitalized and subsequently expensed in connection with the repayment of Indebtedness and any required prepayment premiums in connection therewith during such period;
(xii)    proceeds of business interruption insurance and any expenses and payments covered by third party indemnification, insurance, reimbursement, guaranty, purchase price adjustment or similar arrangement, or otherwise reimbursed or reimbursable by a third party, to the extent that such expenses and payments have been paid or reimbursed in cash during such period;
(xiii)    the amount of any cash restructuring and similar charges, severance costs, lease termination costs, retention, recruiting and relocation costs, integration and other business optimization expenses, signing costs, retention or completion bonuses, stock-option or equity-based compensation expenses, transition costs, costs related to the closure or consolidation of facilities, future lease commitments and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, and other one-time expenses not otherwise added back to Consolidated EBITDA; provided, that amounts added back in the determination of Consolidated EBITDA pursuant to this clause (xiii) shall not exceed $5,000,000 for any Test Period;
(xiv)    [Intentionally Omitted];
(xv)    the net amount, if any, by which consolidated deferred revenues increased during such period;
(xvi)    to the extent not already covered in clauses (a)(i) through (a)(xv) above, all other non-cash charges, write-downs, expenses, losses or other similar items for such period, including the impact of purchase accounting; and

(xvii)    currency translation losses related to currency remeasurements of assets or liabilities (including the net loss resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances);
provided that, for any Test Period, the foregoing adjustments set forth in clauses (a)(v) through (a)(xvii) shall not exceed 30% of Consolidated EBITDA (calculated after giving effect to such adjustments) for such Test Period;
minus (b) without duplication and except with respect to clauses (iii) and (v) to the extent included in such Consolidated Net Income for such period, (i) any cash payments made during such period in respect of items described in clauses (a)(v), (a)(vii), (a)(ix) or (a)(xvi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were taken or incurred, (ii) extraordinary, unusual or non-recurring income or gains, (iii) currency translation gains related to currency remeasurements of assets or liabilities (including the net gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances), (iv) gains on disposal of long-lived assets outside the ordinary course of business, and (v) the net amount, if any, by which consolidated deferred revenues decreased during such period.
For the purposes of calculating Consolidated EBITDA for any Test Period, (x) if at any time during such Test Period, the Borrower or any Subsidiary shall have made any sale or disposition of assets or series of related sales or dispositions of assets (other than to the Borrower or its Subsidiaries), the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such sale or disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period, and (y) if during such Test Period, the Borrower or any Subsidiary shall have made any Permitted Acquisition or other Investments permitted hereunder, Consolidated EBITDA for such Test Period shall be calculated after giving effect thereto on a pro forma basis as if such Permitted Acquisition or other Investment (including the incurrence or assumption of any Indebtedness in connection therewith) had occurred on the first (1st) day of such Test Period, without duplicating any other add-back to Consolidated EBITDA.
“Consolidated Interest Expense” means, for any period, for the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period (without duplication), all cash interest expense (including interest expense under Finance Lease Obligations that is treated as interest in accordance with GAAP and regularly scheduled dividends paid in cash for such period on or with respect to Disqualified Equity Interests) with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate Swap Agreements to the extent such costs are allocable to such period in accordance with GAAP) less interest income, excluding (a) one-time cash costs associated with breakage in respect of interest rate Swap Agreements, (b) any “additional interest” or “liquidated damages” with respect to securities for failure to comply with registration rights obligations, (c) penalties and interest relating to taxes, and (d) any expensing of bridge, commitment and other financing fees (including annual agency fees paid to any administrative agent or collateral agent under any credit facilities or the debt instruments or documents).
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period; provided, however, that there will not be included in such Consolidated Net Income (without duplication): (a) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (b) the cumulative effect of a change in accounting principles; (c) any unrealized gains or losses in respect of Swap Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Obligations; and (d) any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of any consummated acquisition, or the amortization or write off of any amounts thereof.
“Consolidated Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or (b).
“Consolidated Total Revenues” means the gross revenues of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent income statement of the Borrower delivered pursuant to Section 5.01(a) or (b).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has meaning correlative thereto.
“Control Account Agreement” means any tri-party agreement by and among a Loan Party, the Administrative Agent and a depository bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Control Account Agreement Period” has the meaning assigned to such term in Section 5.16.
“Controlled Account” has the meaning assigned to such term in Section 5.16.
“Controlled Joint Venture” means a joint venture of the Borrower or any Subsidiary in which the Borrower or such Subsidiary owns Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such joint venture.
“Convertible Indebtedness” means unsecured Indebtedness of the Borrower that is either (a) convertible into common stock of Borrower (or other securities or property following a merger event, reclassification, replacement or other change of the common stock of Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Borrower (or such other securities or property); or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property); provided that: (i) (A) such Indebtedness does not require any scheduled amortization, mandatory prepayments, redemptions, sinking fund payments or purchase offers prior to the final maturity date thereof (other than pursuant to customary asset sale and change of control (or fundamental change) offers and pursuant to settlements upon conversion) and (B) such Indebtedness shall have a stated maturity that is not earlier than the date that is ninety-one (91) days after the Latest Maturity Date (it being understood, for the avoidance of doubt, that a redemption right of the Borrower with respect to such Convertible Indebtedness will not be prohibited by this clause (i)); (ii) to the extent the terms and documentation differ from the terms applicable to Loans and Revolving Commitments hereunder, the terms and conditions of such Indebtedness (excluding pricing, interest rates or interest rate margins, rate floors, discounts, premiums, fees, optional prepayment or redemption terms and provisions and any provisions customary for convertible bonds (including, but not limited to, any customary fundamental change provisions, settlement provisions, capped call, conversion rate adjustment, and customary share delivery mechanics), which shall be determined by the Borrower) either, at the option of the Borrower, (A) are reasonably satisfactory to the Administrative Agent (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (B) are not materially more restrictive to the Borrower and its Subsidiaries (when taken as a whole) than the terms and conditions of the Loan Documents (when taken as a whole) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) (it being understood that (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant is also added for the benefit of this Agreement and (2) no consent shall be required from the Administrative Agent for terms or conditions that are more restrictive than this Agreement if such terms are added to this Agreement); provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (ii) delivered at least three (3) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (ii), shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such three (3) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and (iii) no Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.21(b).
“Credit Exposure” means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans, its Swingline Exposure and LC Exposure at such time.

“Credit Party” means the Administrative Agent, the Swingline Lender, each Issuing Bank or any other Lender.
“Daily Simple SOFR” means, for any day, (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property (including Intellectual Property) by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, none of (w) the issuance or sale of any Convertible Indebtedness by the Borrower, (x) the sale of any Permitted Warrant Transaction by the Borrower, (y) the purchase or disposition of any Permitted Bond Hedge Transaction or any Permitted Prepaid Forward or (z) the performance by the Borrower of Borrower’s obligations under any Convertible Indebtedness, any Permitted Warrant Transaction, Permitted Prepaid Forward or any Permitted Bond Hedge Transaction, shall constitute a “Disposition” or be deemed to be within the meaning of the term “Dispose”.
“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Equity Interests in such Person or the Borrower that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is ninety one (91) days following the then Latest Maturity Date at such time (other than upon (i) a “change in control” or (ii) an asset sale or similar event; provided that such “change in control”, asset sale or similar event results in the prior payment in full of the Obligations (other than the contingent obligations for which no claim has been made) and termination of the Commitments), or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any debt securities or any Equity Interest (other than solely for Equity Interests in such Person or the Borrower that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) referred to in clause (a) or (b) above, prior to the date that is ninety one (91) days following the then Latest Maturity Date at such time; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary (or any parent entity thereof), such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning assigned to such term in the Security Agreement.
“Dollars”, “dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means a Subsidiary of the Borrower or any other Loan Party to the extent such Subsidiary is organized under the laws of a jurisdiction located in the U.S.; provided, however, no Foreign Subsidiary Holding Company shall be considered a Domestic Subsidiary.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effective Date Intercreditor Agreement” means that certain junior lien intercreditor agreement, dated as of the Effective Date, among the Borrower, each other Loan Party, the Administrative Agent and Hercules Capital, Inc., as administrative agent under the Hercules Loan and Security Agreement.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the Security Agreement.
“Equity Financed Permitted Acquisition” means any Permitted Acquisition described in clause (a) of the definition thereof.
“Equity Financed Permitted JV Investment” means any Permitted JV Investment described in clause (a) of the definition thereof.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing (including any Convertible Indebtedness).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” has the meaning assigned to such term in Article VII.
“Excluded Property” has the meaning assigned to such term in the Security Agreement.
“Excluded Subsidiary” means (a) any Subsidiary that is by applicable law or regulation or contractual obligations existing on the date of this Agreement (or, in the case of any newly acquired or organized Subsidiary, in existence at the time of acquisition or organization but not entered into in contemplation thereof) prohibited from Guaranteeing the Obligations, (b) any Subsidiary with respect to which the Administrative Agent and the Borrower agree that the burden or cost or other consequences

(including any material adverse tax consequences) of providing a Guarantee of the Obligations would be excessive in view of the practical benefits to be obtained by the Secured Parties therefrom, (c) any Foreign Subsidiary, (d) Subsidiary of a CFC, (e) any not-for-profit Subsidiary, (f) any Subsidiary that is a captive insurance company, (g) any Subsidiary that is a special purpose entity reasonably satisfactory to the Administrative Agent, (h) any Immaterial Subsidiary, (i) any joint venture that is not solely owned between or among the Borrower and its Subsidiaries (and was not a Guarantor prior to the creation of such joint venture) and (j) any Subsidiary that is a broker-dealer.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.
“ExoTerra Acquisition” means the acquisition by the Borrower, directly or indirectly, of 100% of the membership interests of ExoTerra Resources, LLC.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means that certain Fee Letter, dated as of April 17, 2025, among the Borrower and the Administrative Agent
“Fiduciary Account” means (i) any account maintained in the ordinary course of business by the Borrower or any of its Subsidiaries in order to hold, as a fiduciary or on a contractual basis, funds owned by another Person or (ii) any escrow account.
“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required, subject to Section 1.04, to be classified and accounted for as a balance sheet liability of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For the avoidance of doubt, an operating lease will not be a Finance Lease Obligation.
“Financial Officer” means the chief financial officer, chief operating officer, general counsel, principal accounting officer, treasurer, controller or any other officer of similar and comparable title of the Borrower.
“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0.00%.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means a Subsidiary (a) substantially all of the assets of which are Equity Interests, or Equity Interests and Indebtedness, in one or more CFCs or (b) that is treated as a disregarded entity for U.S. federal income tax purposes and holds Equity Interests in one or more CFCs.
“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of the Fourth Amendment Effective Date, among the Borrower, the other Loan Parties, the Lenders party thereto and the Administrative Agent.
“Fourth Amendment Lead Arranger” has the meaning assigned to such term in the Fourth Amendment.
“Fourth Amendment Effective Date” means July 6, 2026.

“Funding Account” means the deposit account of the Borrower designated from time to time in writing to the Administrative Agent to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
“GAAP” means generally accepted accounting principles in the U.S.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Guarantor Payment” has the meaning assigned to such term in Section 10.11(a).
“Guarantors” means the Borrower (with respect to the Banking Services Obligations and Swap Agreement Obligations of each other Guarantor) and each direct or indirect Material Domestic Subsidiary of the Borrower, and the term “Guarantor” means each or any one of them individually.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hercules Debt” means the term loans (and other obligations) incurred pursuant to the Hercules Loan and Security Agreement.
“Hercules Debt Repayment” means, collectively, (i) the refinancing, replacement and repayment in full from the proceeds of the Loans of all obligations outstanding under the Hercules Loan and Security Agreement (including accrued interest and fees) and any guarantees thereof, (ii) the termination of all commitments thereunder and (iii) the release of all Liens securing the obligations under the Hercules Loan and Security Agreement.
“Hercules Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of June 28, 2024, by and among the Borrower, the Borrower’s Domestic Subsidiaries, the lenders party thereto and Hercules Capital, Inc., as administrative agent and collateral agent.

“Immaterial Subsidiary” means each Subsidiary (other than Subsidiaries that are Excluded Subsidiaries (other than pursuant to subsection (h) thereof)) (a) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended (determined in accordance with GAAP), has not contributed greater than five percent (5.0%) of Consolidated Total Revenues of the Borrower and its Subsidiaries for such period and (b) which has not contributed greater than five percent (5.0%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated Total Revenues or Consolidated Total Assets attributable to all Domestic Subsidiaries that are Immaterial Subsidiaries (other than Domestic Subsidiaries that are otherwise Excluded Subsidiaries) exceeds ten percent (10.0%) of Consolidated Total Revenues for any such period or ten percent (10.0%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “non-Immaterial Subsidiaries” to eliminate such excess.
“Increasing Lender” has the meaning assigned to such term in Section 2.22(a).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) [intentionally omitted], (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty, and bankers’ acceptances, in each case, only to the extent not cash collateralized, as applicable, (j) [intentionally omitted], (k) obligations under any earn-out (or similar contingent obligations) solely to the extent due and payable, (l) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests, (m) [intentionally omitted] and (n) net obligations payable at the termination of any and all Swap Agreements determined by reference to the termination value thereof to the extent not cash collateralized. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary set forth herein, in no event shall the following constitute Indebtedness: (i) accruals for (A) payroll and (B) other non-interest bearing liabilities accrued in the ordinary course of business, (ii) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations, in each case incurred in the ordinary course of business, (iii) transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business, in each case incurred in the ordinary course of business, (iv) operating leases (including, without limitation, real property leases that, pursuant to GAAP, would not be classified and accounted for as a balance sheet liability), (v) customary obligations under employment agreements and deferred compensation, (vi) prepaid or deferred revenue and deferred tax liabilities and (vii) any Permitted Warrant Transaction, Permitted Prepaid Forward or Permitted Bond Hedge Transaction.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).
“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).
“Information” has the meaning assigned to it in Section 9.12.
“Intellectual Property” has the meaning assigned to such term in the Security Agreement.
“Intercompany Note” means that certain intercompany note in the form of Exhibit L, dated as of the Effective Date, among the Borrower and its Subsidiaries.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first (1st) day of such Interest Period and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Inventory” has the meaning assigned to such term in the Security Agreement.
“Investment” means, as applied to the Borrower and its Subsidiaries, (a) the purchase or acquisition of any Equity Interest, indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person (including any Subsidiary), (b) any loan, advance or extension of credit (excluding accounts receivable, credit card and debt receivables and trade credit, in each case arising in the ordinary course of business) to, or contribution to the capital of, or Guarantee of any obligations of, any other Person (including any Subsidiary), and (c) any Acquisition.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property exchanged. For the avoidance of doubt, no Permitted Bond Hedge Transaction, Permitted Prepaid Forward nor any Permitted Warrant Transaction (nor any obligations of the Borrower thereunder) shall constitute an “Investment”.
“Investment Consideration” shall mean the sum of the price for any Permitted JV Investment payable at or prior to the closing date of such Permitted JV Investment (and which, for the avoidance of doubt, shall not include any purchase price adjustment, royalty, earn-out, contingent payment, working capital adjustment or any other contingent payment of a similar nature) plus the aggregate amount of Indebtedness assumed on such date in connection with such Permitted JV Investment.
“Investment Sublimit” means an aggregate principal amount equal to, when taken together with the aggregate outstanding principal amount of Investments ~~incurred by non-Loan~~by Loan Parties in Persons that are not Loan Parties pursuant to Sections 6.04(c), (d) and (k), and any Investments incurred pursuant to Section 6.04(m), either (x) $~~15,000,000~~20,000,000 or (y) solely to the extent that Liquidity immediately prior to such Investment and after giving pro forma effect to such Investment is equal to or greater than $300,000,000, $~~25,000,000~~30,000,000.
“IPO” means the proposed initial public offering and distribution of certain of the common Equity Interests of the Borrower pursuant to the Form S-1 Registration Statement under the Securities Act of 1933, as amended, that was filed March 16, 2025 (as amended prior to the consummation of the IPO).
“IPO Proceeds Condition” means (a)(x) if the Hercules Debt Repayment is not consummated substantially concurrently with the consummation of the IPO, the Borrower shall have received minimum Net IPO Proceeds of $300,000,000 or (y) if the Hercules Debt Repayment is consummated substantially concurrently with the consummation of the IPO, the Borrower shall have received minimum Net IPO Proceeds of $250,000,000 and (b) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the foregoing clause (a) has been satisfied (specifying the applicable prong by which clause (a) was satisfied) and including a reasonably detailed calculation of Net IPO Proceeds in connection therewith. For the purposes of this Agreement, the phrase “substantially concurrently with the consummation of the IPO” shall mean any date up to and including July 1, 2025.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A. and any other Lender that agrees to act as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.
“Issuing Bank Sublimit” means, as of the Effective Date, (a) in the case of JPMorgan, $25,000,000 and (b) in the case of any other Issuing Bank, such amount as shall be designated to the

Administrative Agent and the Borrower in writing by an Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) Business Days’ prior written notice thereof to the Administrative Agent and the Borrower.
“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit C.
“JPM Side Letter” means that certain side letter, dated as of the Effective Date, between the Borrower and JPMorgan.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Junior Indebtedness” means (x) Subordinated Indebtedness, (y) Junior Lien Indebtedness and (z) unsecured Indebtedness.
“Junior Lien Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that is secured on a junior lien basis to the Liens securing the Secured Obligations.
“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time (and excluding any earlier acceleration of the Loans or termination of the Commitments), in each case as extended in accordance with this Agreement from time to time.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lead Arrangers” means (i) with respect to the Transactions, each of JPMorgan, Barclays Bank PLC, KeyBank National Association and ~~Texas Capital Bank~~TCBI Securities, Inc., each in its capacity as joint lead arranger and joint bookrunner and (ii) with respect to the Fourth Amendment and the 2026 Incremental Commitments, the Fourth Amendment Lead Arranger.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).
“Lenders” means the Persons listed on Schedule 2.01 (as amended and restated pursuant to the Fourth Amendment) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks. The term “Lender” means each or any one of the Lenders individually.
“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).
“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require. For the avoidance of doubt, each Issuing Bank shall only be required to issue standby Letters of Credit.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. In no event shall an operating lease be deemed to be a Lien.
“Liquidity” means, as of any date of determination, the sum of (a)(i) during the Control Account Agreement Period, the aggregate amount of unrestricted cash and Permitted Investments of the Loan Parties at such time and (ii) following the Control Account Agreement Period, the aggregate amount of unrestricted cash and Permitted Investments held at such time by any Loan Party in deposit accounts or securities accounts subject to Control Account Agreements in favor of the Administrative Agent, plus (b) Availability.
“Loan Documents” means, collectively, this Agreement, each note delivered pursuant to this Agreement, each Letter of Credit application, continuing agreement or other letter of credit agreement, the Collateral Documents, the JPM Side Letter and any other agreements, instruments, documents and certificates executed by or on behalf of any Loan Party and delivered to or in favor of the Credit Parties concurrently herewith or hereafter in connection with the Transactions hereunder. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guaranty” means Article X of this Agreement.
“Loan Parties” means, collectively, the Borrower and each Guarantor and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries (including, for purposes hereof, Starlab JV and its subsidiaries) taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform any of their payment obligations under the Loan Documents to which they are a party, or (iii) the rights of or benefits available to the Administrative Agent, Issuing Banks or the other Credit Parties under the Loan Documents, taken as a whole.
“Material Agreement” means each contract or agreement of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower which is not an Immaterial Subsidiary.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means May 30, 2029; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Liability” has the meaning assigned to such term in Section 10.10.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net IPO Proceeds” means the amount of cash proceeds actually received by the Borrower from the issuance of shares pursuant to the IPO, net of (i) underwriting discounts and other fees, commissions and expenses related to, and required to be paid by the Borrower in connection with, the IPO and (ii) Taxes paid or payable to any taxing authorities by the Borrower in connection with the IPO.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, substantially in the form of Exhibit I hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower. For the avoidance of doubt, the term “Obligations” shall not include obligations under any Permitted Bond Hedge Transaction, any Permitted Prepaid Forward or any Permitted Warrant Transaction.
“Original Indebtedness” has the meaning assigned to such term in Section 6.01(f).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Outside Date” means September 30, 2025.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 103% of the LC Exposure as of the date of such payment), (c) the indefeasible payment in full in cash of the accrued and unpaid fees, (d) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(d).
“Participation Fee” has the meaning assigned to such term in Section 2.12(b).
“Payment” has the meaning assigned to it in Section 8.06(c).
“Payment Notice” has the meaning assigned to it in Section 8.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition by the Borrower or any Subsidiary of (i) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person or, if in each case, at the time of and immediately after giving effect thereto:
(a)    Equity Financed Permitted Acquisitions. If the Acquisition Consideration (including deferred payment obligations) for such Acquisition solely consists of (x) the Qualified Equity Interests of the Borrower, (y) the proceeds from an offering of Qualified Equity Interests of the Borrower received from persons other than its Subsidiaries for the purpose of financing, such Acquisition and/or (z) Indebtedness assumed by the Borrower or any Subsidiary (and permitted by Section 6.01) in connection with such Acquisition, then such Acquisition shall be a “Permitted Acquisition” if:
(i)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Acquisition; and

(ii)    the Borrower shall have provided the Administrative Agent with reasonable calculations signed by a Financial Officer of the Borrower evidencing that on a pro forma basis the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.10 for the four fiscal quarters ended immediately prior to the proposed date of consummation of such Acquisition. ~~Upon request, the Borrower shall provide the Administrative Agent with copies of final documents and or amendments and waivers after the closing of such Acquisition.~~
(b)    Cash Consideration Permitted Acquisitions. If the Acquisition Consideration (including deferred payment obligations) for such Acquisition is made up in whole or in part of cash (other than cash proceeds referred to in clause (a)(y) above but including proceeds of any Indebtedness), then in either case such Acquisition shall be a “Permitted Acquisition” if:
(i)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Acquisition;
(ii)    (x) if Liquidity immediately prior to the consummation of such Acquisition and after giving pro forma effect to such Acquisition is less than $250,000,000, the cash portion of the Acquisition Consideration for such Acquisition does not exceed $30,000,000 (and if such Acquisition is of a Person that will not become a Loan Party or such assets acquired will not be owned by a Loan Party, $10,000,000) individually and the cash portion of the Acquisition Consideration for all such Acquisitions permitted under this clause (b)(ii)(x) shall not exceed $60,000,000 (and if such Acquisition is of a Person that will not become a Loan Party or such assets acquired will not be owned by a Loan Party, $30,000,000) in the aggregate or (y) if Liquidity immediately prior to the consummation of such Acquisition and after giving pro forma effect to such Acquisition is equal to or greater than $250,000,000, the cash portion of the Acquisition Consideration for any such Acquisition does not exceed $50,000,000 (and if such Acquisition is of a Person that will not become a Loan Party or such assets acquired will not be owned by a Loan Party, $25,000,000) individually and the cash portion of the Acquisition Consideration for all such Acquisitions permitted under this clause (b)(ii)(y) shall not exceed $100,000,000 (and if such Acquisition is of a Person that will not become a Loan Party or such assets acquired will not be owned by a Loan Party, $40,000,000) in the aggregate;
(iii)    solely with respect to an Acquisition under this clause (b) with cash consideration in excess of $10,000,000, the Borrower shall have provided the Administrative Agent with (x) historical financial statements of the target and (y) pro forma balance sheets and profit and loss statements of the Borrower and its Subsidiaries, prepared on a basis consistent with the target’s historical financial statements for the four fiscal quarters ended immediately prior to the proposed date of consummation of such Acquisition;
(iv)    the Borrower shall have provided the Administrative Agent with reasonable calculations signed by a Financial Officer of the Borrower evidencing that on a pro forma basis the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.10 for the four fiscal quarters ended immediately prior to the proposed date of consummation of such Acquisition; and
(v)    solely with respect to an Acquisition under this clause (b) with the cash consideration in excess of $50,000,000, the Borrower shall have provided the Administrative Agent with a quality of earnings report prepared by independent registered public accountants of recognized regional standing or any other accounting firm reasonably acceptable to the Administrative Agent; provided that, notwithstanding the foregoing and irrespective of the Acquisition Consideration, if a quality of earnings report is otherwise obtained by the Borrower for such Acquisition, a copy shall be provided to the Administrative Agent.
(c)    With respect to an Acquisition under clause (a) or clause (b) above, the target whose stock is being acquired did not have pro forma Consolidated EBITDA (calculated as though all references to the Borrower and its Subsidiaries contained in such definition or any other defined term used in such definition refer to the target) that is negative in excess of negative $10,000,000 (after taking into account reasonable adjustments, including the effects of proposed consolidation and restructuring by the Borrower after such Acquisition), and that the pro forma Consolidated EBITDA of all such targets acquired by the Borrower does not exceed negative $40,000,000 in the aggregate.
Upon request, the Borrower shall provide the Administrative Agent with copies of final documents and or amendments and waivers after the closing of such ~~a~~Acquisition.
“Permitted Bond Hedge Transaction” means any customary call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock (or other securities or property following a merger event, reclassification, replacement or other change of the common stock of Borrower) purchased by the Borrower or any of its subsidiaries in connection with the issuance of any Convertible Indebtedness permitted to be incurred under this Agreement and settled in common stock of Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Borrower; provided that the net purchase price of any such call option transaction less the amount received by Borrower in respect of any Permitted Warrant Transaction in connection with such issuance of Convertible Indebtedness shall not exceed the net proceeds to Borrower from such issuance of Convertible Indebtedness.
“Permitted Holders” means each owner of Equity Interests of the Borrower as of the Effective Date and (a) their Affiliates and (b)(x) trusts (including voting trusts) for estate planning purposes whereby such owner of Equity Interests of the Borrower as of the Effective Date maintains voting power of such Equity Interests of the Borrower and (y) any such owner’s grantor retained annuity trusts.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
(f)    cash, denominated in dollars, the national currency of any Participating Member State of the European Union (as it is constituted on the Effective Date) and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business; and
(g)    solely with respect to any Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (f) customarily utilized in countries in which such Foreign Subsidiary operates for cash management purposes.
“Permitted JV Investment” means any (x) Investment by the Borrower or any Subsidiary in a Controlled Joint Venture (other than Starlab JV) or (y) any Investment by the Borrower or any Subsidiary in any Person (other than Starlab JV) which directly results in such Person becoming a Controlled Joint Venture:
(a)    Equity Financed Permitted JV Investment. If the Investment Consideration (including deferred payment obligations) for such Investment solely consists of (x) the Qualified Equity Interests of the Borrower and/or (y) the proceeds from an offering of Qualified Equity Interests of the Borrower received from persons other than its Subsidiaries for the purpose of financing, such Investment, then such Investment shall be a “Permitted JV Investment” if:
(i)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Investment; and
(ii)    the Borrower shall have provided the Administrative Agent with reasonable calculations signed by a Financial Officer of the Borrower evidencing that on a pro forma basis the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.10 for the four fiscal quarters ended immediately prior to the proposed date of consummation of such Investment.
(b)    Cash Consideration Permitted JV Investment. If the Investment Consideration (including deferred payment obligations) for such Investment is made up in whole or in part of cash (other than cash proceeds referred to in clause (a)(y) above but including proceeds of any Indebtedness), then in either case such Investment shall be a “Permitted JV Investment” if:
(i)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Investment;
(ii)    (x) if Liquidity immediately prior to the consummation of such Investment and after giving pro forma effect to such Investment is less than $300,000,000, the cash portion of the Investment Consideration for such Investment does not exceed $25,000,000 individually and the cash portion of the Investment Consideration for all such Investments permitted under this clause (b)(ii)(x) shall not exceed $50,000,000 in the aggregate or (y) if Liquidity immediately prior to the consummation of such Investment and after giving pro forma effect to such Investment is equal to or greater than $300,000,000, the cash portion of the Investment Consideration for any such Investment does not exceed $55,000,000 individually and the cash portion of the Investment Consideration for all such Investments permitted under this clause (b)(ii)(y) shall not exceed $75,000,000 in the aggregate; and
(iii)    the Borrower shall have provided the Administrative Agent with reasonable calculations signed by a Financial Officer of the Borrower evidencing that on a pro forma basis the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.10 for the four fiscal quarters ended immediately prior to the proposed date of consummation of such Investment.
Upon request, the Borrower shall provide the Administrative Agent with copies of final documents and/or amendments and waivers after the closing of such Investment.
“Permitted Liens” means:
(a)    Liens created pursuant to any Loan Document;
(b)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(c)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(d)    pledges and deposits made in the ordinary course of business and trading in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations or arising by operation of law;
(e)    pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(f)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII or securing appeal or surety bonds related to such judgments;
(g)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(h)    any interest or title of a lessor or sublessor under any lease of real estate;
(i)    leases, non-exclusive licenses, subleases or non-exclusive sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any Subsidiaries;

(j)    purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar filings (to the extent applicable);
(k)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the Fourth Amendment Effective ~~d~~Date ~~hereof~~ and set forth in Schedule 6.02 (as amended and restated pursuant to the Fourth Amendment) securing Indebtedness permitted under Section 6.01 and any amendments, modifications, extensions, refinancings, renewals and replacements thereof; provided that (i) such Lien shall not encumber any other property or asset of the Borrower or any Subsidiary other than improvements thereon and proceeds from the disposition of such property or asset and (ii) such Lien shall secure only those obligations which it secures on the date hereof and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);
(l)    any Lien existing on any property or asset prior to the acquisition thereof by a Loan Party or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary and any amendments, modifications, extensions, refinancings, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not encumber any other property or assets of a Loan Party or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);
(m)    Liens on fixed or capital assets (including capital leases) acquired, constructed or improved by a Loan Party or any Subsidiary; provided that (i) such Liens secure Indebtedness or Capital Lease Obligations permitted by Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not encumber any other property or assets of the Borrower or any Subsidiary other than improvements thereon or proceeds from the disposition of such property or assets;
(n)    Liens on assets of Foreign Subsidiaries that secure Indebtedness permitted under Section 6.01(g); provided that such Liens shall not encumber any other property or assets of the Borrower or any Subsidiary other than the assets of the applicable Foreign Subsidiary;
(o)    Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary to the Borrower or such other Loan Party;
(p)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by a Loan Party or any of its Subsidiaries in the ordinary course of business;
(q)    Liens pursuant to insurance premium financing arrangements securing insurance proceeds solely to the extent of such premiums;

(r)    Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of a Loan Party or any of its Subsidiaries on deposits which are in the possession of such banks, other than related to Indebtedness;
(s)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(t)    Liens on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with a Permitted Acquisition, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;
(u)    in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(v)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business;
(w)    dispositions and other sales of assets permitted under Section 6.03 or Section 6.05;
(x)    Liens on the Collateral securing Indebtedness permitted under Section 6.01(n)(y), so long as such Liens shall be subordinated to the Liens granted under the Loan Documents pursuant to an Acceptable Subordination or Intercreditor Arrangement;
(y)    Liens not otherwise permitted by this definition so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and its Subsidiaries) (x) $~~10,000,000~~15,000,000 or (y) solely to the extent that Liquidity immediately prior to, and after giving pro forma effect to, granting such Lien is equal to or greater than $300,000,000, $~~25,000,000~~30,000,000, at any one time outstanding; and
(z)    prior to the Availability Date, Liens securing the Hercules Debt, to the extent subject to the Effective Date Intercreditor Agreement.
“Permitted Prepaid Forward” means any customary prepaid forward agreement to repurchase the common stock of Borrower (or other securities or property following a merger event or other change of the common stock of Borrower) entered into by Borrower or its subsidiaries in connection with the issuance of any Convertible Indebtedness permitted to be incurred under this Agreement pursuant to which, among other things, the counterparty is required to deliver shares of common stock (or such other securities or property) of Borrower to Borrower or its subsidiaries, cash in lieu of delivering shares of common stock of Borrower (or such other securities or property), cash representing the termination value of such forward or a combination thereof from time to time upon settlement, exercise or early termination of such forward (and for the avoidance of doubt, Borrower is not required to make any additional payments or deliveries at settlement or early termination of such prepaid forward); provided that the prepayment paid by Borrower or its subsidiaries in connection with the Permitted Prepaid Forward does not exceed the amount set forth in Section 6.07(a)(xi).
“Permitted Warrant Transaction” means any customary call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event, reclassification, replacement or other change of the common stock of Borrower) sold by Borrower substantially concurrently with any purchase by Borrower of a Permitted Bond Hedge Transaction and settled in common stock of Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Borrower (or such other securities or property).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Personal Data” has the meaning assigned to it in Section 5.15.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” or “pro forma basis” means, with respect to any determination of Liquidity, Consolidated Total Assets, Consolidated Total Revenue, or Consolidated EBITDA (including component definitions thereof), that:
(a) in the case of (i) any Disposition of all or substantially all of the Equity Interests of any Subsidiary or any division and/or product line of the Borrower or any Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition and Investment described in the definition of the term “Specified Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,
(b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,
(c) any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower; and
(d) the acquisition of any asset and/or the amount of cash or Permitted Investments, whether pursuant to any Specified Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any asset described in the definition of “Specified Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.
Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating Liquidity and Consolidated Total Revenues for purposes of the definition of “Applicable Rate” and for purposes of Section 6.10 (other than for the purpose of determining pro forma compliance with Section 6.10 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.21(a).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).
“Register” has the meaning assigned to such term in Section 9.04(b)(v).
“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.
“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Credit Exposure and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Credit Exposure representing more than 50% of the Aggregate Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Credit Exposure of the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Credit Exposure excluding such excess amount and (y) if there are two (2) or more Lenders, then Required Lenders must include at least two (2) Lenders (with Lenders that are Affiliates or Approved Funds of a Lender deemed to be a single Lender for purposes of this proviso).

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person means the chief executive officer, president, vice president or any Financial Officer of such Person, and any other officer (or, in the case of any such Person that is a Foreign Subsidiary, director or managing partner or similar official) of such Person with responsibility for the administration of the obligations of such Person under this Agreement.
“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests and (ii) any voluntary prepayment of principal of, premium, if any, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Junior Indebtedness.
“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Revolving Loan” means a Loan made pursuant to Section 2.03.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned

Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Secured Obligations” means all Obligations, together with all Banking Services Obligations and Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates by any Loan Party; provided that (x) obligations of any Loan Party under any Banking Services Obligations and Swap Agreement Obligations shall be secured and guaranteed only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of Banking Services Obligations and Swap Agreement Obligations and (z) the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.
“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.
“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), substantially in the form of Exhibit J hereto, to be dated as of the Effective Date, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement securing the Secured Obligations entered into, after the date of this Agreement by such Loan Parties (as required by this Agreement or any other Loan Document) or any other Loan Party for the benefit of the Administrative Agent and the Secured Parties, as the same may be amended, modified, restated or otherwise supplemented from time to time.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvency Certificate” means the solvency certificate executed and delivered by a Financial Officer of the Borrower on the Effective Date, substantially in the form of Exhibit H.
“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Transaction” means any (a) Disposition of any product line, business unit, line of business or division of the Borrower or Subsidiary for which historical financial statements are available, (b) Permitted Acquisitions, (c) Investment, (d) proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial test or ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis or (e) cost savings initiative, operating improvement, restructuring or other initiative, action or event.
“Starlab Available Amount” means (a) for the period from the Effective Date to the date that is 24 months from the Effective Date, an amount equal to (i) $20,000,000 plus (ii) 90% of the excess of (x) Net IPO Proceeds over (y) (A) if clause (a) of the IPO Proceeds Condition is satisfied by reference to prong (x) thereof, $300,000,000 or (B) if clause (a) of the IPO Proceeds Condition is satisfied by reference to prong (y) thereof, $250,000,000; provided that the foregoing amount under this clause (a)(ii) shall not exceed $85,000,000 in the aggregate; and (b) for each twelve (12) month period ending thereafter, an amount not to exceed $2,000,000 during such period.
“Starlab JV” means Starlab Space LLC.
“Starlab JV Equity” means the Equity Interests in Starlab JV held by any Loan Party.
“Starlab JV Equity Proceeds” has the meaning specified in the Security Agreement.
“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated by a written agreement in right of payment and performance to the Obligations.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Borrower; provided that, unless otherwise specified herein or therein, Starlab JV and any subsidiary of Starlab JV shall not be considered a Subsidiary for purposes of this Agreement or any other Loan Document. For the avoidance of doubt, Starlab JV and any subsidiary of Starlab JV shall not be included in any financial covenant calculation under this Agreement.
“Supported QFC” has the meaning assigned to it in Section 9.21(a).
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement; provided, further, that any Permitted Bond Hedge Transaction, Permitted Prepaid Forward, or Permitted Warrant Transaction shall not constitute a “Swap Agreement”.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder provided, that any Permitted Bond Hedge Transaction, Permitted Prepaid Forward, or Permitted Warrant Transaction shall not constitute a “Swap Obligation”.
“Swingline Borrowing” means a borrowing of a Swingline Loan.
“Swingline Commitment” means $10,000,000.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of the Swingline Lender, the aggregate principal amount of all Swingline Loans made by the Swingline Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as a lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Tax Distribution” means any distribution made to the Borrower (or any other direct or indirect parent company of the Borrower) to (i) permit Borrower (or any other direct or indirect parent company of the Borrower) to pay U.S. federal and state income taxes then due and owing by the consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which the Borrower (or any other direct or indirect parent company of the Borrower) is the common parent and of which the Borrower or any Subsidiary are members, and (ii) pay any administrative, overhead and related expenses (including franchise Taxes) of Borrower (or any other direct or indirect parent company of the Borrower). A Tax Distribution shall not exceed the amount of taxes that would be paid by the Borrower on a stand-alone basis, or as the parent of a consolidated, combined, or similar income tax group in which the Borrower is the common parent.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term Benchmark Borrowing” has the meaning given in Section 1.02.
“Term Benchmark Loan” has the meaning given in Section 1.02.
“Term SOFR Adjustment” means a percentage per annum equal to 0.10%.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term

SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination and for which financial statements shall have been delivered (or were required to be delivered) under Section 5.01 to the Administrative Agent (or, before the first delivery of such financial statements, the most recent period of four fiscal quarters at the end of which financial statements are available).
~~“Third Amendment” means the Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, among the Borrower, the other Loan Parties, the Lenders party thereto and the Administrative Agent.~~
~~“Third Amendment Effective Date” means November 10, 2025.~~
“Threshold Amount” means $5,000,000.
“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds of the Loans hereunder and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Credit Exposure.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Account” has the meaning assigned to such term in Section 5.16.
“U.S.” or “United States” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means (i) for purposes of Sections 3.24 and 6.12 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21(a).
“USA Patriot Act” has the meaning assigned to such term in Section 9.14.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (including pursuant to any permitted refinancing, extension, renewal, replacement, restructuring or increase (in each case, whether pursuant to one or more agreements or with different lenders or different agents), but subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (g) all reference to “knowledge” or “awareness” of any Loan Party or a Subsidiary thereof means the actual knowledge of a Responsible Officer of a Loan Party or such Subsidiary and (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)    Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement)

would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
SECTION 1.05    Status of Obligations. In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding.
SECTION 1.06    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.07    Pro Forma Calculations. With respect to any period during which the Transactions or any Specified Transaction occurs, for purposes of the calculation of Consolidated EBITDA, Consolidated Total Assets, Consolidated Total Revenue, Liquidity or for any other similar purpose hereunder, with respect to such period shall be made on a Pro Forma Basis.
SECTION 1.08    [Intentionally Omitted].
SECTION 1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.10    Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.11    Currency Translation. For purposes of determining compliance as of any date after the Effective Date with Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, Section 6.08 or Section 6.10, or for purposes of making any determination under clauses (f), (g) or (k) of Article VII, or for any other specified purpose hereunder, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the last Business Day of the fiscal month immediately preceding the fiscal month in which such determination occurs or in respect of which such determination is being made (as applicable), as such currency exchange rates shall be determined in good faith by the Borrower by reference to customary indices. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.10 or clauses (f), (g) or (k) of Article VII, being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal month immediately preceding the fiscal month in which such determination occurs or in respect of which such determination is being made (as applicable).
ARTICLE II
THE CREDITS
SECTION 2.01    Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender (acting through any of its branches or affiliates) severally (and not jointly) agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02    Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such

Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is (x) an integral multiple of $100,000 and not less than $500,000 or (y) such lesser amount constituting the remaining undrawn Commitments. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is (x) an integral multiple of $100,000 and not less than $500,000 or (y) such lesser amount constituting the remaining undrawn Commitments; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Revolving Borrowings or RFR Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) (i) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;
(iv)    in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)), as applicable.
SECTION 2.04    [Intentionally Omitted].
SECTION 2.05    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may, but shall have not obligation to, make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Commitment or (ii) any Lender’s Credit Exposure exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent by email (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make the requested Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    [Intentionally omitted].
(d)    The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(e)    The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(f)    Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as the Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(e) above.
SECTION 2.06    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period; provided no Issuing Bank shall be under any obligation to issue a Letter of Credit that would result in more than a total of 20 Letters of Credit outstanding.
(b)    Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three (3) Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.06), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Issuing Bank Sublimit, (ii) the LC Exposure shall not exceed the Issuing Bank Sublimit and (iii) no Lender’s Credit Exposure shall exceed its Commitment. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.
An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank reform from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or
(ii)    the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-extension by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one year tenor may contain customary automatic extension provisions acceptable to the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall be automatically extended for a period of up to twelve (12) months (but not to a date later than the date set forth in clause (ii) above, except to the extent otherwise cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank and the Administrative Agent).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement in Dollars made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is greater than or equal to $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative

Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone or email of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.
(i)    Replacement and Resignation of an Issuing Bank.
(i)    An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(ii)    Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, or that is subject to a control agreement (the “LC Collateral Account”), an amount in cash (or in a manner otherwise acceptable to the Administrative Agent) equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to 103% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grant the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(k)    Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.07    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided that any interest received from the Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.
SECTION 2.08    Interest Elections.
(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)    if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08(c) prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)), as applicable.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing shall be converted to an ABR Borrowing on the last day of the calendar month.
SECTION 2.09    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is (x) an integral multiple of $250,000 and not less than $500,000 or (y) such lesser amount constituting the remaining undrawn Commitments and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (a) any Lender’s Credit Exposure would exceed its Commitment or (b) the Aggregate Credit Exposure would exceed the aggregate Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.09 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(d)    To the extent the Availability Date has not occurred by such date, the Commitments shall terminate on the Outside Date.
(e)    (i) if the amount of Net IPO Proceeds received by the Borrower is less than $250,000,000 the Commitments shall terminate on the date the IPO is consummated or (ii) if the IPO Proceeds Condition is not satisfied substantially concurrently with the consummation of the IPO, the Commitments shall terminate on the later of (x) July 1, 2025 or (y) the date the IPO is consummated.
SECTION 2.10    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.
SECTION 2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section

2.11; provided that each prepayment shall be in an aggregate amount that is (x) an integral multiple of $250,000 and not less than $500,000 or (y) such lesser amount constituting the entire outstanding amount of such Borrowing. In the absence of such direction by the Borrower, voluntary repayments shall be applied first, to any outstanding ABR Loans until such ABR Loans are repaid in full, and then, to any outstanding Term Benchmark Loans (in each case, in direct order of maturity).
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lender) by telephone or email (confirmed by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent and, if relevant, the Swingline Lender) of any prepayment hereunder (i) in the case of prepayment of (1) a Term Benchmark Revolving Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (2) an RFR Revolving Borrowing, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09 or is otherwise conditioned upon the consummation of a transaction, then such notice of prepayment may be revoked (or extended) if such notice of termination is revoked or extended in accordance with Section 2.09 or such transaction does not occur. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued but unpaid interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16.
SECTION 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”), which shall accrue at the rate equal to the Applicable Commitment Fee on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. The Commitment Fee shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first (1st) day and the last day of each period but excluding the date on which the Commitments terminate). For the avoidance of doubt, a Lender’s Swingline Exposure shall not be considered usage in calculating the Commitment Fee above.
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit (the “Participation Fee”), which shall accrue on the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating to Letters of Credit as from time to time in effect. Participation Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All Participation Fees and fronting fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent and the Lead Arrangers, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other.
(d)    All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and Participation Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Term Benchmark Borrowing shall bear interest in the case of a Term Benchmark Revolving Loan, at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.
(d)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR and the ABR (except when based on the Prime Rate) hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case, interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14    Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or email as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (2) an ABR Borrowing if the Adjusted Daily

Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (B) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(f) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.
SECTION 2.15    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii)    impose on any Lender or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than two hundred and seventy (270) days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred and seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16    Break Funding Payments. (a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Sections 2.09(b) or 2.11(b) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(b)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17    Payments Free of Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18    Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Setoffs.
(a)    The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time, except payments to be made directly to Issuing Banks or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied, subject to the terms of any applicable Acceptable Subordination or Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements then payable to the Administrative Agent from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay accrued and unpaid Letter of Credit fees, interest on unreimbursed LC Disbursements and interest on the Loans, ratably among the Lenders and Issuing Banks, fourth, (A) to pay unpaid principal on the Loans and unreimbursed LC Disbursements, (B) to pay any then-owing regularly scheduled payments or termination payments (whether as a result of the occurrence of any event of default or other termination event) under any Swap Agreement Obligations and Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.23 and (C) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit in an amount equal to one hundred three percent (103%) of such LC Exposure, to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or Section 2.20, ratably among the Lenders, Issuing Banks, Swap Agreement counterparties and Banking Services providers; provided that (x) any such amounts applied pursuant to subclause (C) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or Section 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this subclause  (C) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 2.18(b), and fifth, to the payment of any other Secured Obligation due to the Administrative Agent, any Lender or any other Secured Party from the Borrower or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, Secured Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause sixth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.
(c)    At the election of the Administrative Agent during the continuance of an Event of Default, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder (regardless of the conditions set forth in Section 4.04 not having been satisfied), whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section, or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes, during the continuance of an Event of Default, (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due and payable hereunder or any other amount due and payable under the Loan Documents and agrees that all such amounts charged shall constitute Revolving Loans, and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due and payable hereunder or any other amount due and payable under the Loan Documents.
(d)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(e)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(f)    Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees, subject to Section 9.03(a), to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent required under Section 9.04, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks and Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation permanently cease to apply. Each party hereto agrees that (i) an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment and delegation need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided further that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.04 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each affected Lender;
(d)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Credit Exposure to exceed its Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(d), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21    [Intentionally Omitted].
SECTION 2.22    Expansion Option; Incremental Facilities.
(a)    The Borrower may from time to time elect to increase the Commitments in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all such Commitment increases after the Fourth Amendment Effective Date does not exceed $150,000,000. Each request from the Borrower pursuant to this Section 2.22 shall set forth the requested amount and proposed terms of the relevant Commitment increase. The Borrower may arrange for any such Commitment increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase the existing Commitments; provided, that (i) each Augmenting Lender (other than any Affiliate of an existing Lender) shall, to the extent required by Section 9.04, be subject to the approval of the Administrative Agent and the Issuing Bank and the Swingline Lender, which approvals shall not be unreasonably withheld, conditioned or delayed, and (ii) (A) in the case of an

Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E, and (B) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto. No existing Lender shall have any obligation or be required to provide any Commitment increase unless it expressly so agrees. No consent of any Lender (other than the Lenders participating in such Commitment increase) shall be required for any such increase pursuant to this Section 2.22.
(b)    Commitment increases created pursuant to this Section 2.22 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless (i) on the proposed date of the effectiveness of such Commitment increase: (A) (1) the representations and warranties of the Loan Parties and their Subsidiaries set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) as of such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof)); and (2) no Default or Event of Default exists on such date; and (B) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.10, recomputed (1) as if such Commitment increase (and the application of proceeds thereof to the repayment of any other Indebtedness) had occurred on the first (1st) day of the Test Period then most recently ended for which the Borrower has delivered Financial Statements (treating all such Commitment increases as fully drawn), and (2) with Consolidated EBITDA measured for the Test Period then most recently ended for which the Borrower has delivered Financial Statements; and (ii) solely to the extent the Borrower in its sole discretion have agreed to pay additional fees to the Administrative Agent or the Lenders in connection with such Commitment increase, the Borrower shall have paid to the Administrative Agent and the Lenders such fees; provided, however, that the conditions set forth in clauses (i) and (ii) shall be subject to Section 5.10.
(c)    On the effective date of any increase in the Commitments, (i) to the extent applicable, each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Commitment increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The terms (including interest and fees) of any increase in the Commitments shall be the same to those of the existing Commitments.
(d)    The Borrower and the Administrative Agent may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.22. Nothing contained in this Section 2.22 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
SECTION 2.23    Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed. For the avoidance of doubt, so long as JPMorgan or its Affiliate is the Administrative Agent, neither JPMorgan nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party shall be required to provide any notice described in this Section 2.23 (and shall be deemed to have provided notices for all such amounts due or to become due for purposes hereof) in respect of such Banking Services or Swap Agreements.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower and each other Loan Party represents and warrants to the Lenders that:
SECTION 3.01    Organization; Powers. Each Loan Party and each Subsidiary is (a) duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and (b) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except (in the case of this clause (b)) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02    Authorization; Enforceability. The Transactions are within each Loan Party’s organizational or constitutional powers and have been duly authorized by all necessary organizational and, if required, stockholder or other equity holder action. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except for filings necessary to perfect Liens created pursuant to the Loan Documents and except as would not reasonably be expected to result in a Material Adverse Effect, (ii) will not violate in any respect any applicable law or regulation or the charter, by-laws or other organizational or constitutional documents of each Loan Party or any Subsidiaries or any order of any Governmental Authority except as would not reasonably be expected to result in a Material Adverse Effect, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon each Loan Party or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by each Loan Party or any Subsidiary except as would not reasonably be expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary (other than Liens created pursuant to or otherwise permitted under the Loan Documents).
SECTION 3.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders its (i) audited consolidated and balance sheet and statements of income, stockholders equity and cash flows of the Borrower and its Subsidiaries as of and for the fiscal years ended December 31, 2023 and December 31, 2024, reported on by its independent public accountants, (ii) unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flow as of the end of and for the fiscal quarter ended March 31, 2025 and the then elapsed portion of the fiscal year and (iii) reconciliations of the foregoing statements described in clauses (i) and (ii) excluding the impact of Starlab JV and its subsidiaries. Other than as described on Schedule 3.04, all such financial statements are prepared in accordance in all material respects with GAAP, subject to normal year-end audit adjustments and to any other adjustments described therein (including the notes thereto, if any) and present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations and cash flows of the Borrower and its Subsidiaries for such periods.
(b)    Since December 31, 2024, there has been no event, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
SECTION 3.05    Properties; Intellectual Property.
(a)    As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of the Loan Parties and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (x) for defects in title that do not interfere with its ability to conduct its business as conducted from time to time or to utilize such properties for their intended purposes and (y) to the extent encumbered by Liens permitted under the Loan Documents.
(b)    A correct and complete list of all intellectual property owned by or exclusively licensed to any Loan Party or any Subsidiary that is registered or applied for with the United States Patent and Trademark Office, the United States Copyright Office or, solely with respect to any Loan Party or Domestic Subsidiary, any other similar government or administrative agency, as of the date of this Agreement, is set forth on Schedule 3.05, and each item is subsisting, unexpired, valid, enforceable and has not been abandoned or cancelled. Each Loan Party and each Subsidiary owns, or is licensed to use, free and clear of all Liens other than Permitted Liens, all Intellectual Property necessary and material to its business as currently conducted, and, to the knowledge of each Loan Party, the operation of their respective business by each Loan Party and each Subsidiary does not infringe upon, misappropriate or violate the rights of any other Person (and no proceeding is pending alleging same), and no Person is infringing, misappropriating or violating the Intellectual Property owned by such Loan Party or such Subsidiary, except for any such infringements, misappropriations or violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits, proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.
(b)    Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability or knows of any basis for any such Environmental Liability, in each case, except as would not reasonably be expected to result in a Material Adverse Effect and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements. Each Loan Party and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08    Investment Company Status. No Loan Party nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09    Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all U.S. federal income and all other material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes (including withholding Taxes) required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP. No claims or investigations are being or, to the knowledge of any Loan Party, reasonably likely to be, made or conducted against any Loan Party with respect to Taxes except as would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

(b)    As of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
SECTION 3.11    Disclosure.
(a)    No written information of a factual nature other than the projections, other forward-looking information and information of a general economic or industry specific nature furnished by or by a representative of the Loan Parties on behalf of the Loan Parties or any Subsidiary in connection with this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to any projections, other forward-looking information and information of a general economic or industry specific nature, the Loan Parties represent only that such projections, other forward-looking information and information of a general economic or industry specific nature were prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projections were delivered prior to the Effective Date, as of the Effective Date, it being recognized by Lenders that any such projections, other forward-looking information and information of a general economic or industry specific nature are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular projections will be realized and that actual results may differ and that such differences may be material and are not a guarantee of performance.
(b)    As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 3.12    No Default. No Default or Event of Default exists or would result from the incurrence by the Borrower or any Subsidiary of any Obligations hereunder or under any other Loan Document.
SECTION 3.13    Solvency. The Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.
SECTION 3.14    Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and customary for companies engaged in the same or similar businesses of similar size operating in the same or similar locations.
SECTION 3.15    Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 is a complete list of each of the Borrower’s Subsidiaries and such Subsidiary’s jurisdiction of incorporation. All of the issued and outstanding Equity Interests owned by any Loan Party in each of its Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
SECTION 3.16    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal, valid and enforceable (subject to applicable bankruptcy, insolvency,

reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) Liens on and security interests in, all the Collateral purported to be secured by the Collateral Documents in favor of the Administrative Agent, for the benefit of the Secured Parties, and (a) when all appropriate filings, notices or recordings are made in appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and/or any Collateral Documents (which filings, notices or recordings shall be made to the extent required by any Collateral Document) and (b) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), such Liens will constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations and having priority over all other Liens on the Collateral except (i) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, (ii) Liens perfected only by possession (including possession of any certificate of title), but only to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (iii) any other Liens not required to be perfected under the Loan Documents or by the Administrative Agent.
SECTION 3.17    Employment Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened in writing that could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in a manner resulting in liabilities that could reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary to the extent required by GAAP.
SECTION 3.18    Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing and no Letter of Credit hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.
SECTION 3.19    Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.09.
SECTION 3.20    Anti-Corruption and Anti-Terrorism Laws and Sanctions.
(a)    Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries (including, for purposes of this clause (a), Starlab JV and its subsidiaries) and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and such Loan Party, its Subsidiaries (including, for purposes of this clause (a), Starlab JV and its subsidiaries) and their respective officers, directors and employees and, to the knowledge of such Loan Party, its agents, are and have been in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. None of (a) any Loan Party or any Subsidiary (including, for purposes of this clause (a),

Starlab JV and its subsidiaries) or any of their Affiliates or any of their respective directors or officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary (including, for purposes of this clause (a), Starlab JV and its subsidiaries) or any of their Affiliates, any agent of such Loan Party or any Subsidiary (including, for purposes of this clause (a), Starlab JV and its subsidiaries) or any of their Affiliates that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.
(b)    Use of Proceeds. The proceeds of the Loans will be used only (i) to consummate the refinancing and replacement of the Hercules Debt, (ii) to pay fees, costs and expenses incurred in connection with the Transactions and (iii) for working capital and other general corporate purposes of the Borrower and the Subsidiaries (including the financing of Permitted Acquisitions, capital expenditures, Investments, Restricted Payments and the refinancing of Indebtedness, in each case, not prohibited by the Loan Documents).
SECTION 3.21    Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulation U of the Board), and no part of the proceeds of any Loan will be used, directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any margin stock or for any other purpose that entails a violation of any Regulations of the Board, including Regulations T, U and X.
SECTION 3.22    EEA Financial Institutions. No Loan Party is an Affected Financial Institution.
SECTION 3.23    Plan Assets; Prohibited Transactions. None of the Loan Parties or any of their Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A), (B), (C) or (D) of the Code, assuming that none of the Lenders use “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Letters of Credit.
SECTION 3.24    Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries (including, for purposes hereof, Starlab JV and its subsidiaries) is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries (including, for purposes hereof, Starlab JV and its subsidiaries) currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE IV
CONDITIONS

SECTION 4.01    Effective Date. The Agreement shall be effective and valid and binding on each party hereto on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto (i) a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by email pdf. or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of the other Loan Documents.
(b)    The Administrative Agent (or its counsel) shall have received:
(i)    subject to Section 5.13, from the Loan Parties executed counterparts of the Collateral Documents set forth on Schedule 4.01(b) to be entered into on and as of the Effective Date;
(ii)    with respect to each Loan Party, UCC-1 financing statements in a form appropriate for filing in the state of organization of such Loan Party;
(iii)    subject to Section 5.13, delivery of original stock or share certificates for certificated Equity Interests of each Subsidiary that constitutes Collateral, together with appropriate duly executed instruments of transfer endorsed in blank;
(iv)    all promissory notes evidencing the Collateral accompanied by instruments of transfer endorsed in blank; and
(v)    insurance certificates satisfying the requirements of Section 5.09.
(c)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Morgan, Lewis & Bockius LLP, counsel for the Loan Parties, and Fennemore Craig, P.C., special Nevada counsel for the Loan Parties, and covering such other matters relating to the Loan Parties, this Agreement, the other Loan Documents, or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(d)    The Administrative Agent shall have received: (i) a copy of each organizational or constitutional document of each Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) incumbency certificates of the officers of the Loan Parties executing the Loan Documents to which it is a party as of the Effective Date; (iii) resolutions of the board of directors (or, if applicable, shareholders) or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Effective Date and certified as of the Effective Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of each Loan Party’s respective jurisdiction of incorporation, organization or formation dated as of a recent date prior to the Effective Date.
(e)    [Intentionally Omitted]

(f)    The results of a recent lien search in the jurisdiction of organization of each Loan Party and its respective Subsidiaries and each jurisdiction where assets of each Loan Party and its respective Subsidiaries are located, and the results of search reports in respect of the Intellectual Property of each Loan Party and its Subsidiaries, and such search shall reveal no Liens on any of the assets of such Loan Parties and its Subsidiaries except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent;
(g)    The Administrative Agent shall have received a Solvency Certificate.
(h)    (A) The Administrative Agent shall have received at least five (5) days prior to the Effective Date, all documentation and other information with respect to the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent shall have reasonably requested in writing of the Borrower at least ten (10) days prior to the Effective Date and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied).
(i)    The representations and warranties of the Borrower and each Loan Party set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all materials respects (or all respects, as applicable) as of such earlier date).
(j)    No Default or Event of Default hereunder shall have occurred and be continuing.
(k)    Since December 31, 2024, no Material Adverse Effect shall have occurred or exist, and there has been no event, development or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(l)    The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that each of the conditions specified in paragraphs (i), (j) and (k) of this Section 4.01 has been satisfied.
(m)    The Administrative Agent shall have received (i) the audited financial statements and the unaudited quarterly financial statements of the Borrower referred to in Section 3.04 and (ii) reasonably detailed financial projections of the Borrower and its Subsidiaries for its fiscal years ending December 31, 2025, December 31, 2026 and December 31, 2027.
(n)    The Administrative Agent (or its counsel) shall have received executed counterparts of the Effective Date Intercreditor Agreement, entered into on and as of the Effective Date.
(o)    Each document (including any Uniform Commercial Code financing statement or federal intellectual property filings) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
SECTION 4.02    Commitment Effectiveness Date. The effectiveness of the Commitment of each Lender hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:
(a)    The Administrative Agent shall have received satisfactory evidence that (i) the IPO shall have been consummated, and (ii) the IPO Proceeds Condition shall have been satisfied.
(b)    The Effective Date shall have occurred.
(c)    The Outside Date shall not have occurred.
(d)    The Administrative Agent shall have received all fees due and payable hereunder or under the Fee Letter on or prior to the Commitment Effectiveness Date, and, to the extent invoiced at least one (1) day prior to the Commitment Effectiveness Date, shall have been reimbursed, subject to Section 9.03(a), for all out of pocket expenses (including reasonable legal fees and expenses) required to be reimbursed or paid by the Borrower hereunder.
SECTION 4.03    Availability Date. The obligation of each Lender to make Loans hereunder (which obligation, for the avoidance of doubt, shall be subject to the additional conditions set forth in Section 4.04) shall not become effective until the first date (the “Availability Date”) on which each of the following conditions have been satisfied (or waived in accordance with Section 9.02):
(a)    The Commitment Effectiveness Date shall have occurred.
(b)    The Outside Date shall not have occurred.
(c)    The representations and warranties of the Borrower and each Loan Party set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all materials respects (or all respects, as applicable) as of such earlier date).
(d)    No Default or Event of Default hereunder shall have occurred and be continuing.
(e)    The Hercules Debt Repayment shall have been, or, substantially concurrently with the occurrence of the Availability Date, shall be, consummated.
(f)    The Administrative Agent shall have received from a Responsible Officer of the Borrower (i) notice confirming that the Availability Date has occurred and (ii) a certificate certifying that each of the conditions specified in clauses (c), (d) and (e) of this Section 4.03 has been satisfied.

SECTION 4.04    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend or extend any Letter of Credit, in each case, is subject to the satisfaction of each of the following conditions:
(a)    The representations and warranties of the Borrower and each Loan Party set forth in this Agreement or the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects (or all respects, as applicable) as of such earlier date).
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c)    The Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03.
Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.04) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.04.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been Paid in Full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed (or cash collateralized in accordance with the terms herein), the Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for prompt distribution to the Lenders):
(a)    within one hundred twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2025), its (i) audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit other than a qualification resulting solely from an upcoming maturity date for the Loans occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) reconciliations of the foregoing statements excluding the impact of Starlab JV and its subsidiaries; provided that following the IPO, the financial statements required to be delivered under this clause (a) shall be permitted to be delivered within five (5) days after the date on which such financial statements are required to be filed by the Borrower or its Affiliates with the SEC;
(b)    within forty-five (45) days after the end of each of the fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2025), its consolidated balance sheet, stockholders’ equity and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) reconciliations of the foregoing statements excluding the impact of Starlab JV and its subsidiaries; provided that following the IPO, the financial statements required to be delivered under this clause (b) shall be permitted to be delivered within five (5) days after the date on which such financial statements are required to be filed by the Borrower or its Affiliates with the SEC (after giving effect to any permitted extensions);
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 and (iii) setting forth the information required under the Security Agreement;
(d)    promptly following its presentation to the Borrower’s Board of Directors, but in any event no later than ninety (90) days after the end of each fiscal year of the Borrower and its Subsidiaries, (i) a consolidated budget for the following fiscal year in each case in the form normally prepared and presented to management and (ii) a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;
(e)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, for purposes of this clause (e), Starlab JV and its subsidiaries), or compliance with the terms of any Loan Document, as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request and to the extent reasonably available to the Borrower; provided, none of the Borrower or any Subsidiary will be required to disclose or deliver information (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any law or regulation, any fiduciary duty or by any binding agreement, (ii) that constitutes trade secrets or (iii) that is subject to attorney-client privilege or constitutes attorney work product;
(f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary (including, for purposes of this clause (f), Starlab JV and its subsidiaries) with the SEC or any Governmental Authority succeeding to any or all of the functions of said commission or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(g)    promptly after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S.

jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;
(h)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation, as applicable.
Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website made available by the Administrative Agent to which each Lender has access.
SECTION 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt distribution to the Lenders) prompt written notice of the following:
(a)    promptly upon becoming aware of the existence of any condition or event that constitutes a Default or Event of Default, written notice thereof specifying the nature and duration, thereof and the action being or proposed to be taken with respect thereto;
(b)    promptly upon becoming aware of any litigation or of any investigative proceedings by a Governmental Authority commenced or threatened in writing against the Borrower or any of its Subsidiaries (including, for purposes of this clause (b), Starlab JV and its subsidiaries) of which they have notice, the outcome of which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries (including, for purposes of this clause (b), Starlab JV and its subsidiaries) on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto;
(c)    promptly upon becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries (including, for purposes of this clause (c), Starlab JV and its subsidiaries) in an aggregate amount exceeding the Threshold Amount;
(d)    promptly upon becoming aware of the existence of any casualty or other insured damage to any portion of the Collateral with a value in excess of the Threshold Amount or the commencement of any action or proceeding for the taking of any portion of the Collateral in excess of the Threshold Amount or interest therein under power of eminent domain or by condemnation or similar proceeding;
(e)    promptly after any occurrence or after becoming aware of any condition affecting the Borrower or any Subsidiary (including, for purposes of this clause (e), Starlab JV and its subsidiaries) that results in, or would reasonably be expected to result in, a Material Adverse Effect; and
(f)    any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 5.02 (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of Voyager Technologies, Inc. Credit Agreement dated May 30, 2025” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of the Borrower’s business when taken as a whole, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in each case, where failure to maintain such requisite authority or failure to maintain such right, qualification, license, permit, franchise, governmental authorization, intellectual property right, license or permit would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04    Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all U.S. federal and all other material Taxes (which may, for the avoidance of doubt, be effected through the payment of a Tax Distribution), before the same shall become delinquent or in default (taking into account applicable grace periods), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, that each Loan Party will, and will cause each Subsidiary to, remit material withholding Taxes and other payroll Taxes to appropriate Governmental Authorities as and when due and payable, notwithstanding the foregoing exceptions.
SECTION 5.05    Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property, including Intellectual Property, material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by fire or other casualty excepted.
SECTION 5.06    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which true and complete entries in all material respects in accordance with GAAP will be made reflecting all of its and its Subsidiaries business and financial transactions; provided that, it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization, and (b) permit any representatives designated by the Administrative Agent on behalf of the Lenders (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent, in each case, who have signed a non-disclosure agreement in form and substance reasonably satisfactory to the Borrower), upon reasonable prior written notice, to visit and inspect its properties, to examine and make copies from its books and records, including to discuss its affairs, finances and condition with its officers, all at such reasonable times during Borrower’s normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such visits shall be limited to no more than once per fiscal year. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the

Lenders. In the absence of a continuing Event of Default only one (1) such examination in any period of twelve (12) consecutive calendar months shall be conducted (as coordinated by the Administrative Agent) and shall be at the Borrower’s expense, and during the continuance of an Event of Default all such examinations shall be at the Borrower’s expense (and may occur with greater frequency); provided, that any and all expenses incurred by a Lender pursuant to this Section 5.06 in the absence of a continuing Event of Default shall be solely at such Lender’s expense and Borrower shall have no obligation to reimburse any such Lender’s expenses. Notwithstanding anything to the contrary in this Section 5.06, no Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies of abstracts of, or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any law or regulation or by any binding agreement or (ii) that is subject to attorney-client privilege or constitutes attorney work product.
SECTION 5.07    Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, (i) comply with all material laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under Material Agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by Loan Party, its Subsidiaries (including, for purposes hereof, Starlab JV and its subsidiaries) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08    Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for purposes permitted under Section 3.20(b). No part of the proceeds of any Loan will be used, whether directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any Margin Stock or for any other purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. All Letters of Credit will be issued only to support general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or use any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Anti-Money Laundering Laws or Sanctions applicable to any party hereto.
SECTION 5.09    Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as the senior officers of the Borrower in the exercise of their reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business in the same or similar locations and owning or operating similar properties and shall be reasonably satisfactory to the Administrative Agent (it being agreed that insurance that is substantially similar to that in effect on the Effective Date is reasonably satisfactory to the Administrative Agent), and (b) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Administrative Agent, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver, within ninety (90) days (or such later date as may be agreed by the Administrative Agent, in its reasonable discretion) after the Effective Date, to the Administrative Agent endorsements (x) to all property or casualty insurance policies covering Collateral naming the Administrative Agent as lender loss payee, (y) to all general liability and other liability policies naming the Administrative Agent an additional insured, which endorsements shall be in effect at all times and (z) providing that thirty (30) days’ advance notice will be given to Administrative Agent prior to any cancellation or non-renewal of such policy (or ten (10) days’ advance notice prior to any such cancellation due to non-payment of premium). In the event the Borrower or any Subsidiary at any time hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so), in consultation with the Borrower, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent reasonably deems advisable to ensure compliance under this Section 5.09. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. No later than ninety (90) days (or such later date as may be agreed by the Administrative Agent, in its reasonable discretion) after the Effective Date (or the date any such insurance is obtained, renewed or extended in the case of insurance obtained, renewed or extended after the Effective Date), the Borrower will cause all property and casualty insurance policies with respect to Collateral to be endorsed or otherwise amended to include a lender’s loss payable, mortgagee or additional insured, as applicable, endorsement, or otherwise reasonably satisfactory to the Administrative Agent.
SECTION 5.10    Additional Subsidiaries. In the event (i) the Borrower acquires or creates any Subsidiary (other than an Excluded Subsidiary) or (ii) any Excluded Subsidiary ceases to be an Excluded Subsidiary after the Effective Date, the Borrower shall forthwith promptly (and in any event within sixty (60) days (or such longer time as the Administrative Agent may agree in its reasonable discretion) after the acquisition or creation of such Subsidiary, or change in such Subsidiary’s status as an Excluded Subsidiary) cause such Subsidiary to become a Guarantor by delivering to the Administrative Agent (x) a Joinder Agreement, duly executed by such Subsidiary, pursuant to which such Subsidiary agrees to be bound by the terms and provisions of this Agreement, and (y) such joinders or supplements to the Security Agreement and/or the other relevant Collateral Documents and such other documents as the Administrative Agent shall deem necessary or advisable to perfect the Lien in any property of such Subsidiary which constitutes Collateral in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and such joinders to be accompanied by appropriate corporate resolutions, other corporate organizational documentation and customary legal opinions upon the reasonable request of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
SECTION 5.11    Additional Collateral; Further Assurances.
(a)    The Borrower will, and each Subsidiary (other than an Excluded Subsidiary) will, cause (i) all of its personal property (whether tangible, intangible or mixed, subject to the exceptions expressly contained in the Security Agreement), (ii) [intentionally omitted] and (iii) all outstanding equity interests of the Borrower’s Subsidiaries (limited to 65% of the equity interests of any Foreign Subsidiary Holding Company or any CFC (a) to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences and (b) so long as the Lenders’ ability to be repaid in full will not be impaired), to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02.

(b)    Without limiting the foregoing, the Borrower will, and will cause each Subsidiary (other than an Excluded Subsidiary) to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (and subject to the exceptions set forth therein), all in form and substance reasonably satisfactory to the Administrative Agent.
(c)    [Intentionally omitted].
(d)    Notwithstanding the foregoing, under no circumstance will any Loan Party be required to execute any Collateral Documents governed by the laws of any jurisdiction other than the United States.
SECTION 5.12    Accuracy of Information. The Borrower will ensure that any written information of a factual nature other than the projections, other forward-looking information and information of a general economic or industry specific nature furnished by it or by a representative of the Borrower on behalf of the Borrower or any Subsidiaries in connection with this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made; provided, that with respect to any projections, the Borrower covenants only that it will cause the projections to be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ materially from the projected results.
SECTION 5.13    Post-Effective Date Covenant. The Borrower agrees to deliver, or cause to be delivered (or to use commercially reasonable efforts to deliver or cause to be delivered, to the extent applicable and specified on Schedule 5.13), to the Administrative Agent, the items described on Schedule 5.13 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its reasonable discretion.
SECTION 5.14    Depository Banks. The Borrower shall maintain JPMorgan as its primary banking partner pursuant to, and in accordance with, the terms of the JPM Side Letter.
SECTION 5.15    Compliance with Data Protection Regulations. Each Loan Party and each of its Subsidiaries shall (i) operate their respective businesses in a manner compliant in all material respects with all privacy, data security and data protection laws and regulations applicable to each Loan Party’s and its Subsidiaries’ receipt, collection, handling, processing, sharing, transfer, usage, disclosure or storage of all information that relates to an identified or identifiable individual (“Personal Data”), (ii) maintain its compliance with policies and procedures designed to ensure the privacy, integrity, security and confidentiality of all Personal Data handled, processed, collected, shared, transferred, used, disclosed and/or stored by each Loan Party or its Subsidiaries in connection with each Loan Party’s and its

Subsidiaries’ operation of their respective businesses, (iii) maintain compliance with policies and procedures designed to ensure privacy and data protection laws are complied with and (iv) require all third parties to which they provide any Personal Data to maintain the privacy and security of such Personal Data, except, in each case, where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Loan Parties and their Subsidiaries, taken as a whole.
SECTION 5.16    Cash Management. The Borrower shall, and shall cause each Loan Party to, within 120 days after the Effective Date (or such later date as the Administrative Agent may reasonably agree) (the period commencing on the Effective Date and ending on such date, the “Control Account Agreement Period”), use commercially reasonable efforts to enter into a Control Account Agreement with the Administrative Agent and each bank or other financial institution with which the Borrower or any Loan Party maintains a deposit account or securities account (other than (i) any account in which the aggregate average daily maximum balance over a 30-day period does not at any time exceed (x) $500,000 for any single deposit account or securities account or (y) $2,000,000 in the aggregate for all such accounts, (ii) zero-balance accounts solely for the purpose of managing local disbursements, payroll and withholding, (iii) Fiduciary Accounts and (iv) accounts solely holding cash collateral that is subject of a deposit or pledge constituting a Lien securing obligations other than the Secured Obligations, which Lien is expressly permitted hereunder (collectively, the accounts described in clauses (i) through (iv) above, the “Unrestricted Accounts”)) (each, a “Controlled Account”). In addition, each Loan Party shall use commercially reasonable efforts to enter into a Control Account Agreement with respect to any new deposit account or securities account (other than any Unrestricted Account), in each case within 120 days (or such longer period as the Administrative Agent may reasonably agree) after such account is established. Each Controlled Account shall be a cash collateral account, with all cash, Permitted Investments, checks and other similar items of payment in such account securing payment of the Secured Obligations, in which the applicable Loan Party shall have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties. If any Default or Event of Default has occurred and is continuing, the Administrative Agent may in its reasonable discretion, and is hereby authorized to, cause the applicable depositary bank or securities intermediary to honor the instructions of the Administrative Agent with respect to any Controlled Account in accordance with the terms of the applicable Control Account Agreement.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been Paid in Full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed (or cash collateralized or backstopped in accordance with the terms herein), the Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Indebtedness. No Loan Party will, nor will any Loan Party permit any of its respective Subsidiaries to, create, incur assume or suffer to exist any Indebtedness, except:
(a)    the Secured Obligations;
(b)    Indebtedness existing on the Fourth Amendment Effective ~~d~~Date ~~hereof~~ and set forth in Schedule 6.01 (as amended and restated pursuant to the Fourth Amendment) and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (t) hereof;

(c)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04, and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood that the subordination terms of the Intercompany Note are satisfactory to the Administrative Agent);
(d)    Guarantees by a Loan Party of Indebtedness or other obligations of any other Loan Party and by any Subsidiary that is not a Loan Party of Indebtedness of any Loan Party or any other Subsidiary;
(e)    Indebtedness of any Loan Party or Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate outstanding principal amount of Indebtedness at any time outstanding permitted by this clause (e) shall not exceed $~~10,000,000~~15,000,000;
(f)    Indebtedness of a Loan Party or any Subsidiary as an account party in respect of commercial letters of credit;
(g)    Indebtedness of any Foreign Subsidiary that is not a Loan Party; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (g) shall not exceed $5,000,000 at any time outstanding
(h)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or existing on the Effective Date;
(i)    Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of any Loan Party and its Subsidiaries incurred in the ordinary course of business or existing on the Effective Date;
(j)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, not to exceed $2,500,000 at any one time outstanding;
(k)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(l)    Indebtedness arising out of judgments or awards under circumstances not giving rise to an Event of Default;
(m)    additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed (x) $~~10,000,000~~15,000,000 or (y) solely to the extent that Liquidity immediately prior to the incurrence of such Indebtedness and after giving pro forma effect to the incurrence of such Indebtedness is equal to or greater than $300,000,000, $~~25,000,000~~30,000,000 at any one time outstanding;
(n)    (x) Subordinated Indebtedness and (y) Junior Lien Indebtedness in an aggregate principal amount for all such Junior Lien Indebtedness at any time outstanding, not to exceed, together with amounts incurred under clause (v) below, $~~20,000,000~~25,000,000; provided that (i) in each case in this clause (n), (A) such Indebtedness shall have a stated final maturity that is no earlier than 91 days after the Latest Maturity Date and (B) such Indebtedness shall be subject to an Acceptable Subordination or Intercreditor Agreement and (ii) solely with respect to Junior Lien Indebtedness, (x) no Subsidiary that is not a Loan Party shall have Guarantee obligations with respect to obligations of the borrower thereunder and (y) such Indebtedness shall not be secured by a Lien on any asset that does not constitute Collateral;
(o)    Indebtedness of any Loan Party constituting charge backs in the ordinary course to a Subsidiary that is not a Loan Party so long as such Loan Party does not repay any such Indebtedness until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, or shall have been cash collateralized in accordance with Section 2.06(j), and all LC Disbursements shall have been reimbursed;
(p)    Indebtedness of any Person that becomes a Subsidiary after the Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (p) shall not exceed $~~10,000,000~~15,000,000 at any time outstanding;
(q)    Indebtedness incurred by the Borrower or its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, working capital or similar obligations (including customary earn-outs, and any other deferred payments of a similar nature incurred in connection with any investment by any Subsidiary), in each case, whether or not evidenced by a note, and incurred or assumed in connection with any Permitted Acquisition or any asset sale permitted under the this Agreement or Investment permitted under the this Agreement;
(r)    Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearing house arrangements, overdraft protections and other financial accommodations of the nature described in the definition of “Banking Services” and otherwise in connection with securities accounts, deposit accounts and employees’ credit or purchase cards, in each case incurred in the ordinary course of business;
(s)    Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of the Borrower or any Subsidiary, their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by the Borrower or such Subsidiary of its Equity Interests to the extent permitted by Section 6.07(a);
(t)    Indebtedness which represents extensions, renewals, refinancing or replacements (such new Indebtedness being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (g), (m), (n), (p), and (v) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness, other than in respect of any fees, costs and premiums incurred in connection therewith, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary unless such Lien is otherwise permitted by this Agreement, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness shall become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the non-economic terms of such Refinance Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness as reasonably determined in good faith by any Loan Party or any Subsidiary, (vi) if such Original Indebtedness was subordinated in right of payment or security to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness and (vii) the Original Indebtedness shall be deemed to remain outstanding for purposes of determining capacity under clauses (b), (e), (g), (m), (n), (p), and/or (v), as applicable, of this Section 6.01;
(u)    Indebtedness incurred pursuant to the issuance of senior unsecured notes by the Borrower in an aggregate principal amount not to exceed $100,000,000; provided that such unsecured Indebtedness shall have a stated final maturity that is no earlier than 91 days after the Latest Maturity Date;
(v)    unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed, together with Indebtedness incurred under clause (n)(y) above, $20,000,000; provided that such unsecured Indebtedness shall have a stated final maturity that is no earlier than 91 days after the Latest Maturity Date;
(w)    prior to the Availability Date, the Hercules Debt; and
(x)    Convertible Indebtedness in an aggregate principal amount not to exceed $500,000,000.
SECTION 6.02    Liens. No Loan Party will, nor will any Loan Party permit any of its respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Liens; provided that, notwithstanding anything to the contrary in this Agreement, no Loan Party will, nor will any Loan Party permit any of its respective Subsidiaries to, create, incur, assume or permit to exist any Lien on the Starlab JV Equity or the Starlab JV Equity Proceeds, except to the extent such Liens constitute (i) Permitted Liens pursuant to clauses (a) or (z) under the definition of thereof or (ii) non-consensual Liens arising solely by operation of law.
SECTION 6.03    Fundamental Changes.
(a)    No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its respective Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, divide or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:
(i)    any Subsidiary may merge into or liquidate or dissolve into, or consolidate with a Loan Party in a transaction in which such Loan Party is the surviving entity;

(ii)    any Loan Party may merge into or liquidate or dissolve into, or consolidate with any other Loan Party in a transaction in which the surviving entity is a Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity); and
(iii)    any Subsidiary that is not a Loan Party may liquidate, divide or dissolve if the Borrower determines in good faith that such liquidation, division or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
(b)    No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, consummate a Division as the Dividing Person, without the prior written consent of the Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of the Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.10 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.
(c)    No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, engage to any material extent in any business other than businesses of the type engaged in by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto or ancillary thereto or similar or complementary thereto or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Permitted Acquisition or other permitted Investment); provided, that Borrower’s issuance and performance of any Convertible Indebtedness, and entry into and performance of any Permitted Bond Hedge Transaction, Permitted Prepaid Forward or Permitted Warrant Transaction, shall not be deemed to be engaging in any such businesses.
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, division, product line or line of business of such Person (whether through purchase of assets, merger or otherwise), except:
(a)    Permitted Investments, subject to control agreements in favor of the Administrative Agent or otherwise subject to a perfected security interest in favor of the Administrative Agent to the extent required under this Agreement;
(b)    investments in existence on the Fourth Amendment Effective ~~d~~Date ~~hereof~~ and described in Schedule 6.04 (as amended and restated pursuant to the Fourth Amendment) and any extensions or amendments thereto not increasing the principal or capital amount thereof;
(c)    investments by the Borrower and the Subsidiaries in Equity Interests in, or capital or asset contributions to, their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party (other than Equity Interests in Immaterial Subsidiaries) shall be pledged pursuant to the relevant Collateral Documents and (ii) the aggregate amount of investments made pursuant to this clause

(c) by Loan Parties in Persons that are not Loan Parties shall not exceed, when taken together with investments by Loan Parties in Persons that are not Loan Parties incurred pursuant to Sections 6.04(d) and (k) and any Investments incurred pursuant to Section 6.04(m), the Investment Sublimit (in each case determined without regard to any write-downs or write-offs);
(d)    additional investments, loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the relevant Collateral Documents and (ii) the amount of such investments, loans and advances made pursuant to this clause (d) by Loan Parties to Subsidiaries that are not Loan Parties shall not exceed, when taken together with investments and Guarantees by Loan Parties in Persons that are not Loan Parties incurred pursuant to Sections 6.04(c) and (k) and any Investments incurred pursuant to Section 6.04(m), the Investment Sublimit at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(e)    loans or advances made by a Loan Party to its officers, directors or employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment or education expenses, relocation costs and similar purposes up to a maximum of $2,000,000 in the aggregate at any one time outstanding;
(f)    notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(g)    Investments by any Person existing on the date such Person is acquired as part of a Permitted Acquisition and not made in contemplation thereof;
(h)    extensions of trade credit or the holding of receivables in the ordinary course of business;
(i)    investments constituting deposits described in the definition of “Permitted Liens”;
(j)    investments in the form of Swap Agreements permitted by Section 6.06;
(k)    Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries or joint-ventures that are not Loan Parties that is guaranteed by any Loan Party shall not exceed, when taken together with investments, loans and advances by Loan Parties in Persons that are not Loan Parties incurred pursuant to Sections 6.04(c) and (d) and Investments incurred pursuant to Section 6.04(m), the Investment Sublimit (in each case determined without regard to any write-downs or write-offs);
(l)    Investments constituting Permitted Acquisitions;
(m)    in addition to Investments otherwise expressly permitted by this Section 6.04, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed, when taken together with Investments, loans, advances and Guarantees by Loan Parties in Persons that are not Loan Parties incurred pursuant to Sections 6.04(c), (d) and (k), the Investment Sublimit;

(n)    investments received in connection with the disposition of assets permitted by Section 6.05;
(o)    advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;
(p)    to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) and associated “true-up” payments, in each case, that are in the ordinary course of business;
(q)    the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(r)     [intentionally omitted];
(s)    Investments made by any Loan Party or any Subsidiary in (or to acquire Equity Interests in) Starlab JV, in an aggregate amount not to exceed the Starlab Available Amount; provided that, with respect to any Investment made in reliance on clause (a) of the definition of Starlab Available Amount, (i) if the Consolidated EBITDA for the most recently ended Test Period is less than negative $10,000,000, Liquidity after giving pro forma effect to such Investment shall be no less than $300,000,000 and (ii) if the Consolidated EBITDA for the most recently ended Test Period is greater than negative $10,000,000, Liquidity after giving pro forma effect to such Investment shall be no less than $250,000,000;
(t)    Investments (other than an Investment that would qualify as an Equity Financed Permitted Acquisition or Equity Financed Permitted JV Investment) to the extent that the consideration for such Investments solely consists of the Qualified Equity Interests of the Borrower;
(u)    Any Permitted Bond Hedge Transaction, Permitted Prepaid Forward, or Permitted Warrant Transaction; ~~and~~
(v)    the ExoTerra Acquisition; provided that (i) no Event of Default shall have occurred and be continuing or would result from the consummation of the ExoTerra Acquisition, (ii) the aggregate purchase price therefor (inclusive of any earn-out) shall not exceed $100,000,000, (iii) the cash consideration at closing thereof shall not exceed $68,000,000, (iv) cash earn-out payments payable in connection therewith shall not exceed $21,000,000 in the aggregate and (v) any remaining consideration shall take the form of common stock of the Borrower;
(w)    the Astrobotic Acquisition; provided that (i) no Event of Default shall have occurred and be continuing or would result from the consummation of the Astrobotic Acquisition, (ii) the aggregate purchase price therefor (inclusive of any earn-out) shall not exceed $300,000,000, (iii) the cash consideration at closing thereof shall not exceed $100,000,000, (iv) cash earn-out payments payable in connection therewith shall not exceed $75,000,000 in the aggregate, (v) any remaining consideration shall take the form of common stock of the Borrower and (vi) the Borrower shall have provided the Administrative Agent with a quality of earnings report in respect of the Astrobotic Acquisition prepared by independent registered public accountants of recognized regional standing or any other accounting firm reasonably acceptable to the Administrative Agent; and

(x)    Investments constituting Permitted JV Investments;
provided that, for the avoidance of doubt, Investments by any Loan Party or Subsidiary in Starlab JV shall only be permitted to be made (i) to the extent in existence on the date hereof and described in Schedule 6.04 (as amended and restated pursuant to the Fourth Amendment) and (ii) pursuant to clause (s) above and not withstanding anything to the contrary set forth herein.
SECTION 6.05    Asset Sales. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, Dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
(a)    Dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;
(b)    Dispositions of assets from one Loan Party to another Loan Party;
(c)    Dispositions of Accounts (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;
(d)    Dispositions of cash and Permitted Investments in the ordinary course of business;
(e)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;
(f)    Dispositions of assets by any Subsidiary that is not a Loan Party to a Loan Party or to a Subsidiary that is not a Loan Party;
(g)    Dispositions constituting Liens permitted under Section 6.02, Dispositions permitted under Section 6.03 or Investments permitted under Section 6.04;
(h)    Dispositions of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the Subsidiaries, taken as a whole;
(i)    Dispositions of non-core assets acquired in a Permitted Acquisition;
(j)    non-exclusive licenses of patents, trademarks, copyrights, trade secrets and other intellectual property rights granted by Borrower or its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary and leases, subleases, licenses or sublicenses of any real or personal property;
(k)    [intentionally omitted];
(l)    Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section 6.05, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (l) shall not exceed $3,000,000 in any fiscal year; provided that all Dispositions pursuant to Section 6.05(l)

shall be made for fair value and at least 75% of the consideration from such Disposition received by any Loan Party or Subsidiary, as applicable, shall be in the form of cash or Permitted Investments;
(m)    Dispositions or worn-out, obsolete or surplus property at fair market value in the ordinary course of business and other property no longer used in or useful to the conduct of the business; and
(n)    sales, transfers or other Dispositions of Investments in joint ventures permitted under Section 6.04(s) to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding agreements (and not included in such joint venture arrangements and similar binding agreements in contemplation of such sale, transfer or other Disposition).
Notwithstanding the foregoing, this Section 6.05 shall not preclude (a) the issuance and sale of any Convertible Indebtedness by the Borrower, (b) the issuance and sale of any Permitted Warrant Transaction by the Borrower, (c) the purchase or disposition of any Permitted Bond Hedge Transaction or any Permitted Prepaid Forward by the Borrower or (d) the performance by Borrower of its obligations under any Convertible Indebtedness, any Permitted Bond Hedge Transaction, Permitted Prepaid Forward or any Permitted Warrant Transaction.

SECTION 6.06    Swap Agreements. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary (including, for purposes hereof, Starlab JV and its subsidiaries)), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary will enter into any Swap Agreement for speculative purposes.
SECTION 6.07    Restricted Payments; Certain Payments of Indebtedness.
(a)     No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each Loan Party may declare and pay dividends or make other Restricted Payments with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including giving effect on a pro forma basis) thereto, any Loan Party may purchase Equity Interests from present or former officers, directors or employees of the Borrower or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, in an aggregate amount not exceeding (x) $5,000,000 or (y) solely to the extent that Liquidity immediately prior to such purchase of Equity Interests and after giving pro forma effect to the purchase of such Equity Interests is equal to or greater than $250,000,000, $20,000,000, (iv) the Loan Parties may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice, (v) the Borrower may make Restricted Payments of up to an aggregate of (x) $10,000,000 or (y) solely to the extent that Liquidity immediately prior to the making of such Restricted Payments and after giving pro forma effect to such Restricted Payments is equal to or greater than $250,000,000, $20,000,000; provided, that under this clause (v), no Event of Default shall exist and be continuing at the time of the making of such Restricted Payment or would result therefrom, (vi) Tax Distributions may be paid annually or in multiple installments, based on the Borrower’s good-faith and reasonable estimate of income to be generated by the Borrower’s or its Subsidiaries’ business in any such year or period, (vii) Restricted Payments made to consummate the Hercules Debt Repayment, (viii) repurchases by the Borrower of its Class A-1 Preferred Stock in an aggregate amount not exceeding $2,000,000, so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect (including giving effect on a pro forma basis) thereto, (ix) within sixty (60) days of the Effective Date, the Borrower may declare and make a one-time dividend payment in respect of its Class A-1 Preferred Stock in an aggregate amount not exceeding $43,200,000, (x) within sixty (60) days of the Effective Date, the Borrower may declare and make a one-time dividend payment in respect of its Class B Preferred Stock in an aggregate amount not exceeding $27,584,000 and (xi) within one (1) year of the incurrence of any Convertible Indebtedness pursuant to Section 6.01(x), repurchases by the Borrower of its common stock with the net proceeds of such Convertible Indebtedness (including via entry into Permitted Prepaid Forwards), in an aggregate amount not to exceed the lesser of (i) $242,519,516 and (ii) 0.75 multiplied by the net proceeds of Convertible Indebtedness incurred pursuant to Section 6.01(x); provided, that under this clause (xi), (x) no Event of Default shall exist and be continuing at the time of the making of such Restricted Payment or would result therefrom and (y) Liquidity immediately prior to the making of such Restricted Payments and after giving pro forma effect to such Restricted Payments is equal to or greater than $300,000,000; and
(b)    No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, make or agree to pay or make, directly or indirectly, any optional payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness or Junior Lien Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness to the extent prohibited by any Acceptable Subordination or Intercreditor Agreement applicable thereto.
Notwithstanding anything to the contrary contained herein, the Borrower may make any payments or deliveries required or permitted by the terms of, and otherwise perform its obligations under, any Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof in connection with a “fundamental change” or making payments and deliveries due upon conversion thereof) that is required pursuant to any indenture governing such Convertible Indebtedness, or making payments of interest and principal thereon pursuant to any exchange, repurchase, subscription or other agreements, confirmations or other documents entered into in connection with the exchange, repurchase or other repayment of any Convertible Indebtedness). Notwithstanding the prior sentence, (i) to the extent that (a) the aggregate amount of cash payable upon conversion or payment of any Convertible Indebtedness (excluding any required payment of interest with respect to such Convertible Indebtedness and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transaction relating to such Convertible Indebtedness (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Convertible Indebtedness), the payment of such excess cash shall constitute a Restricted Payment; and (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall not constitute a Restricted Payment; provided that, to the extent cash is required to be paid under a Permitted Warrant Transaction (net of any cash received from a simultaneous exercise or early unwind of the corresponding Permitted Bond Hedge Transactions) as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by Borrower (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall constitute a Restricted Payment notwithstanding this clause (ii).

SECTION 6.08    Transactions with Affiliates. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions between Loan Parties and their Subsidiaries on fair and reasonable terms in the ordinary course of business, (b) the payment of reasonable fees and reasonable expense reimbursements to directors of any Loan Party or any of its Subsidiaries, and compensation and indemnification of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to directors, officers and employees of any Loan Party or any of its Subsidiaries in the ordinary course of business, (c) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of a Loan Party and its Subsidiaries, (d) loans, advances, investments and other transactions to the extent expressly permitted by the terms of this Agreement, (e) transactions that are at prices and on other terms and conditions, taken as a whole, not materially less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by such Loan Party or Subsidiary), and (f) transactions involving amounts less than $1,000,000 in the aggregate for any fiscal year of the Borrower.
SECTION 6.09    Restrictive Agreements. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.09 and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition (as determined in good faith by the Borrower) taken as a whole, (C) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and any amendments or modifications thereof that do not materially expand the scope of any such restriction or condition taken as a whole, provided that such restrictions and conditions apply only to such Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (E) customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted by Section 6.03 or Section 6.05 pending the consummation of such disposition, (F) restrictions in the transfers of assets encumbered by a Lien permitted by Section 6.02, (G) restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 6.01; provided that such restrictions and conditions are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement as determined in the good faith judgment of the board of directors of the Borrower, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) customary provisions in shareholders agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any joint venture and other similar agreements applicable to joint ventures and in each case applicable solely to such joint venture and the Equity

Interests issued thereby and (J) restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts entered into in the ordinary course of business; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary and (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, nor to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.10    Financial Condition Covenants. The Borrower will not, and will not permit any of its Subsidiaries to:
(a)    permit Liquidity, as of the last day of each fiscal quarter (commencing with the fiscal quarter ending June 30, 2025), to be less than the greater of (x) (i) $100,000,000 plus (ii) as of any such date, 0.75 multiplied by the amount by which the aggregate Commitment as of such date exceeds $200,000,000 and (y) solely to the extent Consolidated EBITDA for the Test Period ended on such date is negative, the absolute value of the Consolidated EBITDA for such Test Period; or
(b)    permit Consolidated Total Revenues for any Test Period ending on any date set forth below to be less than the amount set forth below opposite such date:

Date of Determination	Minimum Revenue
June 30, 2025	$110,658,584
September 30, 2025	$112,374,003
December 31, 2025	$120,000,278
March 31, 2026	$126,745,345
June 30, 2026	$135,200,447
September 30, 2026	$143,910,446
December 31, 2026	$154,532,839
March 31, 2027	$156,464,500
June 30, 2027	$158,396,160
September 30, 2027	$160,327,820
December 31, 2027	$162,259,481
March 31, 2028	$164,287,724
June 30, 2028	$166,315,968
September 30, 2028	$168,344,212
December 31, 2028	$170,372,455
March 31, 2029	$172,502,111

SECTION 6.11    Amendment of Material Documents. No Loan Party will, nor will any Loan Party permit its respective Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or Junior Lien Indebtedness except as permitted under any related subordination agreement (including any Acceptable Subordination or Intercreditor Agreement, as applicable), or (b) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents in a manner materially adverse to the Lenders.

SECTION 6.12    Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries (including, for purposes hereof, Starlab JV and its subsidiaries) to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)    any representation or warranty made or deemed made by any Loan Party in this Agreement or any other Loan Document shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is already qualified by concepts of materiality) when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (solely with respect to legal existence of the Loan Parties), 5.08 or in Article VI of this Agreement or Article IV of the Security Agreement;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied or unwaived for a period of (i) in the case of any such failure in respect of Section 5.01(a) through (d), 5.02 (other than 5.02(a)), 5.04 or 5.09, five (5) Business Days and (ii) in the case of any such failure in respect of any other provision, thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);
(f)    any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods provided in the applicable instrument or agreement under which such Material Indebtedness was created; provided that this clause (f) shall not apply to any such failure that is (x) remedied by the Loan Parties or any Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness;

(g)    any event or condition occurs (after all applicable grace periods have expired and all required notices have been given) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness, (B) (i)(x) the occurrence of any event that permits holders of any Convertible Indebtedness to convert such Convertible Indebtedness or (y) the conversion of any Convertible Indebtedness, in either case, into common stock of Borrower (or other securities or property following a merger event, reclassification, replacement or other change of the common stock of Borrower), cash or a combination thereof to the extent otherwise permitted under this Agreement and (ii) the exercise by Borrower of any redemption right under any Convertible Indebtedness to the extent otherwise permitted by this Agreement or (C) any breach or default that (x) is remedied by the Borrower or any applicable Subsidiary or (y) is waived (including in the form of an amendment) by the requisite holders of the applicable item of Material Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    any Loan Party or any Subsidiary shall become unable, admit in writing its inability to, or publicly declare its intention not to, or fail generally to pay its debts as they become due;
(k)    one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $10,000,000, to the extent not covered by insurance or which is not otherwise covered by an indemnification in favor of any Loan Party or any Subsidiary of any Loan Party, as applicable, shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment;

(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m)    a Change in Control shall have occurred;
(n)    except as permitted by the terms of this Agreement, the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including any notice of termination delivered pursuant to Section 10.08;
(o)    except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any material portion of the Collateral, taken as a whole, as required by this Agreement or any Collateral Document, or (ii) any Lien on any material portion of the Collateral, taken as a whole, securing any Secured Obligation shall cease to be a perfected (if and to the extent required to be perfected under the Collateral Documents), first priority Lien, except (A) as a result of the release of a Loan Party or the sale, transfer or other disposition to a Person that is not a Loan Party or a Subsidiary of the applicable Collateral in each case, in a transaction permitted under the Loan Documents, (B) as a result of the Administrative Agent’s or any other Secured Party no longer having possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Collateral Documents or (C) UCC continuation statements not being timely filed; or
(p)    any material provision of any Loan Document, at any time after its execution and delivery, for any reason other than as expressly permitted hereunder or thereunder or as a result of the termination of the Commitments and the Payment in Full the Obligations of the Loan Parties thereunder, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any Loan Document or shall purport to revoke, terminate or rescind any Loan Document;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments (including the Issuing Bank Sublimit and Swingline Commitment), and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued but unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower provide cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued but unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, if any Event of Default has occurred and is continuing, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, if any Event of Default has occurred and is continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except for any notice of default to the extent expressly required under the Loan Documents and/or any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. With respect to any public or private sales referred to in the preceding sentence, the Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements to the extent payable hereunder, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
SECTION 8.01    Authorization and Action.

(a)    Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the U.S., each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks, any other Secured Party (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    The Lead Arrangers shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder to the Lenders or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
SECTION 8.02    Administrative Agent’s Reliance, Indemnification, Etc.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03    Posting of Communications.
(a)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE

COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE LEAD ARRANGERS OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04    The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Issuing Bank Sublimit and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Swingline Lender”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank, Swingline Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
SECTION 8.05    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, (i) the Administrative Agent may appoint one of its Affiliates acting through an office in the United States as a successor Administrative Agent and (ii) if the Administrative Agent has not appointed one of its Affiliates acting through an office in the United States. as a successor Administrative Agent pursuant to clause (i) above, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case (other than if the Administrative Agent appoints one of its Affiliates acting through an office in the European Union as a successor Administrative Agent pursuant to clause (i) above), such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person (it being understood that the fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor) and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
SECTION 8.06    Acknowledgements of Lenders and Issuing Banks.
(a)    Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement.
(c)
(i)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iv)    Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(d)    The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.
SECTION 8.07    Collateral Matters.
(a)    Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Banking Services Obligations and no Swap Agreement the obligations under which constitute Swap Agreement Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)    The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien pursuant to clauses (b), (c), (d), (e), (f),(g), (h), (m), (r), (s) and (t) of the definition thereof so long as, in each case, such Permitted Lien does not secure Indebtedness for borrowed money. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.08    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 8.09    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and the conditions for exemptive relief are satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.10    Subordination and Intercreditor Agreements. The Administrative Agent is authorized by the Lenders and each other Secured Party to, and shall, enter into the Effective Date Intercreditor Agreement and any other Acceptable Subordination or Intercreditor Agreement contemplated hereby with respect to any Indebtedness (i) that is (A) required or permitted hereunder to be subordinated in right of payment or with respect to security and/or (B) secured by any Lien and (ii) which contemplates an Acceptable Subordination or Intercreditor Agreement, and the Secured Parties party hereto acknowledge that the Effective Date Intercreditor Agreement and any other Acceptable Subordination or Intercreditor Agreement is binding upon them. Each Lender and each other Secured Party hereby (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of the Effective Date Intercreditor Agreement or any other Acceptable Subordination or Intercreditor Agreement and (b) authorizes and instructs the Administrative Agent to enter into the Effective Date Intercreditor Agreement and/or any other Acceptable Subordination or Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof, as applicable. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Effective Date Intercreditor Agreement and/or any other Acceptable Subordination or Intercreditor Agreement.
SECTION 8.11    Borrower Communications.
(a)    The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(d)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)    Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail, as follows:
(i)    if to any Loan Party, to it in care of the Borrower at:
Voyager Technologies, Inc.
Attention: Phil De Sousa and Meg Vernal

1225 17th Street, Suite 1100
Denver, CO 80202
Email: phil.desousa@voyagerspace.com, meg.vernal@voyagerspace.com
Telephone: 917.740.0353

with a copy to:
Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103
Attention: Andrew T. Budreika
Email: andrew.budreika@morganlewis.com

(ii)    if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;
(iii)    if to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A., 383 Madison Ave, Floor 22, New York, NY, 10179-0001, United States;
(iv)    if to an Issuing Bank or the Swingline Lender, to it at the address separately provided to the Borrower; and
(v)    if to any other Lender, to it at its address set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Borrower, any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)    Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Subject to Section 2.14(b), (c) and (e) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (including any such Lender that is a Defaulting Lender); provided, however, that only the consent of the Required Lenders shall be necessary to amend the provisions with respect to the application or amount of the default rate described in Section 2.13(c) or waive any obligation of the Borrower to pay interest or fees at such default rate and with respect to amendments to any financial covenant ratios or related definitions, the impact of which may reduce interest, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for payment of any interest thereon, or any fees or other Obligations payable hereunder (including extending the expiration of a Letter of Credit to a date after the Maturity Date), or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (including any such Lender that is a Defaulting Lender), (iv) change Section 2.09(c) or 2.18(b), (d) or (e) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.18(b) or 2.20(b) without the written consent of each Lender, (vi) release the Borrower from its Obligations without the written consent of each Lender, (vii) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or, except as provided in the following clause (viii), any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (viii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (ix) contractually subordinate any of the Obligations in right of payment to any other Indebtedness or subordinate any Liens on Collateral securing the Obligations to any Lien on such Collateral securing any other Indebtedness, in each case without the written consent of each Lender directly and adversely affected thereby, (x) amend or waive the conditions set forth in Sections 4.02 or 4.03 (including amendments to the component definitions thereof which have the effect of amending or waiving such conditions), in each case without the written consent of each Lender, (xi) release all or substantially all of the Guarantors from their obligations under the Loan Guaranty, without the written consent of each Lender (other than any Defaulting Lender) (except as otherwise expressly provided for in this Agreement as in effect on the Effective Date), or (xii) except as provided in paragraph (f)(i) of this Section 9.02, release all or substantially all of the Collateral (except as otherwise expressly provided for in this Agreement as in effect on the Effective Date), without the written consent of each Lender (other than any Defaulting Lender); provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank); provided further, that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Borrower, the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04.
(c)    [Intentionally Omitted].
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank shall agree, as of such date, (A) to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement, (B) to assume all obligations of the Non-Consenting Lender to be terminated as of such date, (C) to comply with the requirements of clause (b) of Section 9.04 and (D) to consent to the applicable amendment, waiver or consent, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
(e)    If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
(f)    The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to or held by the Administrative Agent upon any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than (A) contingent obligations and (B) Swap Agreement Obligations and Banking Services Obligations as to which arrangements satisfactory to the applicable counterparty have been made), and the expiration with no pending drawings or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made), (ii) constituting property being sold or disposed of to a Person other than a Loan Party if the sale or disposition is made in compliance with the terms of this Agreement, (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v) as otherwise permitted by, but only in accordance with, the terms of any Loan Document, or (vi) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. At any time that a Loan Party desires that the Administrative Agent take any action to acknowledge or confirm any release of Collateral pursuant to clauses (ii), (iii), (iv) or (v) of the preceding sentence, such Loan Party shall, upon the Administrative Agent’s request, deliver to the Administrative Agent a certificate signed by a Responsible Officer of such Loan Party (or the Borrower on behalf of such Loan Party) certifying as to such matter relating to such release as the Administrative Agent may reasonably request (and the Lenders authorize the Administrative Agent to rely upon such certificate in performing its obligations hereunder). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
SECTION 9.03    Expenses; Limitation of Liability; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Arrangers, in connection with the syndication, distribution (including without limitation, via the internet or through an Approved

Electronic Platform) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during an Event of Default and during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Lead Arrangers, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)    Each of the Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Lead Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any act or omission of the Administrative Agent in connection with the administration of the Loan Documents; (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (a) such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (b) any dispute solely among the indemnitee that does not involve an act or omission of the Borrower of any of its Subsidiaries (other than any claims against an Indemnitee in its capacity as an administrative agent or arranger or any similar role under the Loan Documents). This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(d)    Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by any Loan Party and without limiting the obligation of such Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)    All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.
SECTION 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(1)    the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Revolving Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (other than any Ineligible Institution);
(2)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment;
(3)    each Issuing Bank; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(h) or 7.01(i) and (y) such Issuing Bank has no outstanding Letters of Credit at that time; and
(4)    each Swingline Lender; provided that no consent of a Swingline Lender shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(h) or 7.01(i) and (y) such Swingline Lender has no outstanding Swingline Loans at that time.
(ii)    Assignments shall be subject to the following additional conditions:
(1)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(2)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(3)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an

Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(4)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party or (e) any Competitors or Competitor Controllers of the Borrower identified by the Borrower in writing to the Administrative Agent. The Borrower hereby consents to the Administrative Agent disclosing the Ineligible Institutions to the Lenders (upon their written request to the Administrative Agent).
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(d) or (e), 2.07(b), 2.18(f) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section 9.04; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(d)    Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of Issuing Bank Sublimit of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and the other Loan Documents shall be construed in accordance with and governed by the Law of the State of New York.
(b)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent, any Secured Party or any of their respective Related Parties relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(c)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the

Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(d)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to the Loan Parties and their obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Borrower that is not known to be subject to a confidentiality obligation to the Borrower or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section or (j) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. For the purposes of this Section, “Information” means all information received from the Loan Parties or from other Persons on their behalf relating to the Loan Parties, their Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
SECTION 9.13    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
SECTION 9.14    USA PATRIOT Act and Beneficial Ownership. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “USA Patriot Act”) and Beneficial Ownership Regulation hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and Beneficial Ownership Regulation.
SECTION 9.15    Disclosure. Each Loan Party, each Lender and each Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.
SECTION 9.16    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent (if applicable) or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.17    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.18    No Fiduciary Duty, etc.
(a)    The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.
(b)    The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)    In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
SECTION 9.19    [Intentionally Omitted].
SECTION 9.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.21    Acknowledgement Regarding Any Supported QFCs.
(a)    To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(b)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ARTICLE X
LOAN GUARANTY
SECTION 10.01    Guaranty. Each Guarantor (other than those that have delivered a separate Loan Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses to which the Secured Parties are entitled to reimbursement under Section 9.03, including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations to the extent reimbursable under Section 9.03 (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations. This Loan Guaranty is a continuing guarantee and shall remain in effect until the Maturity Date. Each Guarantor hereby irrevocably waives any right to revoke this Loan Guaranty as to future transactions giving rise to any Guaranteed Obligations.
SECTION 10.02    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrower, any Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 10.03    No Discharge or Diminishment of Loan Guaranty.
(a)    Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
(b)    The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c)    Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).
SECTION 10.04    Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any

Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Guarantor or any other Obligated Party, other than, in each case, the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.
SECTION 10.05    Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Payment in Full of the Secured Obligations.
SECTION 10.06    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Administrative Agent.
SECTION 10.07    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08    Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth (5th) day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under Article VII hereof as a result of any such notice of termination.
SECTION 10.09    Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.
SECTION 10.10    Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Administrative Agent, the Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 10.10 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 10.10 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 10.11    Contribution.
(a)    To the extent that any Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment, the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)    This Section 10.11 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Guarantors against other Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.
SECTION 10.12    Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.13    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 10.14    Release of Guarantors.

(a)    A Guarantor shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary. In connection with any release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s sole expense, all documents that such Loan Party shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(b)    Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Guarantor from its obligations under the Loan Guaranty if such Guarantor becomes an Excluded Subsidiary.
(c)    At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations shall have been Paid in Full, all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
(d)    Upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released.